                                                                    Exhibit 2.1

                            ASSET PURCHASE AGREEMENT


                                  dated as of

                                 June 26, 1995


                                     among

                              FOSTER BALL, L.L.C.



                        BALL GLASS CONTAINER CORPORATION



                                      and



                                BALL CORPORATION

                               TABLE OF CONTENTS

                                      PAGE

                                   ARTICLE 1

                                  DEFINITIONS

                SECTION 1.1   Definitions. . . . . . . . . . . . . . . .    1


                                   ARTICLE 2

                               PURCHASE AND SALE

                SECTION 2.1   Purchase and Sale. . . . . . . . . . . . . .  8
                SECTION 2.2   Excluded Assets. . . . . . . . . . . . . . . 10
                SECTION 2.3   Assumed Liabilities. . . . . . . . . . . . . 11
                SECTION 2.4   Excluded Liabilities . . . . . . . . . . . . 11
                SECTION 2.5   Assignment of Contracts and Rights . . . . . 12
                SECTION 2.6   Purchase Price; Allocation of Purchase Price 13
                SECTION 2.7   Closing. . . . . . . . . . . . . . . . . . . 13
                SECTION 2.8   Closing Balance Sheet; Madera Closing
                              Balance Sheet  . . . . . . . . . . . . . . . 14
                SECTION 2.9   Adjustment Payments. . . . . . . . . . . . . 15
                SECTION 2.10  Balance Sheet; Madera Balance Sheet. . . . . 16


                                   ARTICLE 3

               REPRESENTATIONS AND WARRANTIES OF SELLER AND BALL

                SECTION 3.1   Corporate Existence and Power. . . . . . . . 17
                SECTION 3.2   Corporate Authorization. . . . . . . . . . . 17
                SECTION 3.3   Governmental Authorization . . . . . . . . . 18
                SECTION 3.4   Non-Contravention. . . . . . . . . . . . . . 18
                SECTION 3.5   Required Consents. . . . . . . . . . . . . . 18
                SECTION 3.6   Financial Statements . . . . . . . . . . . . 19
                SECTION 3.7   Madera Financial Statements. . . . . . . . . 19
                SECTION 3.8   Absence of Certain Changes . . . . . . . . . 19
                SECTION 3.9   Properties . . . . . . . . . . . . . . . . . 20
                SECTION 3.10  Madera Joint Venture . . . . . . . . . . . . 23
                SECTION 3.11  Subsidiaries . . . . . . . .  . . . . . . .  23
                SECTION 3.12  Sufficiency of and Title to the Assets. . . .23
                SECTION 3.13  No Undisclosed Liabilities . . . . . . . . . 24
                SECTION 3.14  Litigation . . . . . . . . . . . . . . . . . 24
                SECTION 3.15  Material Contracts . . . . . . . . . . . . . 25
                SECTION 3.16  Licenses and Permits . . . . . . . . . . . . 26
                SECTION 3.17  Insurance Coverage . . . . . . . . . . . . . 26
                SECTION 3.18  Compliance with Laws and Court Orders. . . . 27
                SECTION 3.19  Intellectual Property. . . . . . . . . . . . 27
                SECTION 3.20  Employees. . . . . . . . . . . . . . . . . . 27
                SECTION 3.21  Products . . . . . . . . . . . . . . . . . . 27
                SECTION 3.22  Finders' . . . . . . . . . . . . . . . . . . 28
                SECTION 3.23  Environmental Matters. . . . . . . . . . . . 28
                SECTION 3.24  Representations as to Madeira. . . . . . . . 29

                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF BUYER

                SECTION 4.1   Organization and Existence . . . . . . . . . 29
                SECTION 4.2   Authorization. . . . . . . . . . . . . . . . 30
                SECTION 4.3   Governmental Authorization . . . . . . . . . 30
                SECTION 4.4   Non-Contravention. . . . . . . . . . . . . . 30
                SECTION 4.5   Finders' Fees. . . . . . . . . . . . . . . . 30
                SECTION 4.6   Litigation . . . . . . . . . . . . . . . . . 30


                                   ARTICLE 5

                          COVENANTS OF SELLER AND BALL

                SECTION 5.1   Conduct of the Business. . . . . . . . . . . 31
                SECTION 5.2   Access to Information; Confidentiality . . . 31
                SECTION 5.3   Trademarks; Tradenames . . . . . . . . . . . 32
                SECTION 5.4   Notices of Certain Events. . . . . . . . . . 32


                                   ARTICLE 6

                            COVENANTS OF THE PARTIES

                SECTION 6.1   Confidentiality. . . . . . . . . . . . . . . 33
                SECTION 6.2   Reasonable Best Efforts; Further Assurances. 33
                SECTION 6.3   Resolution of Claims . . . . . . . . . . . . 33
                SECTION 6.4   Public Announcements . . . . . . . . . . . . 34
                SECTION 6.5   WARN Act . . . . . . . . . . . . . . . . . . 34
                SECTION 6.6   Undertaking. . . . . . . . . . . . . . . . . 34
                SECTION 6.7   Regulatory and Other Authorizations;
                              Consents . . . . . . . . . . . . . . . . . . 34


                                   ARTICLE 7

                                  TAX MATTERS

                SECTION 7.1   Tax Definitions. . . . . . . . . . . . . . . 35
                SECTION 7.2   Tax Matters. . . . . . . . . . . . . . . . . 35
                SECTION 7.3   Tax Cooperation: Allocation of Taxes . . . . 36


                                   ARTICLE 8

                               EMPLOYEE BENEFITS

                SECTION 8.1   Employee Benefits Definitions. . . . . . . . 37
                SECTION 8.2   ERISA Representations. . . . . . . . . . . . 38
                SECTION 8.3   Labor Matters. . . . . . . . . . . . . . . . 40
                SECTION 8.4   Offer of Employment. . . . . . . . . . . . . 40
                SECTION 8.5   Compensation and Benefit Arrangements. . . . 41
                SECTION 8.6   Collective Bargaining Agreements . . . . . . 42
                SECTION 8.7   Seller Pension Plans . . . . . . . . . . . . 42
                SECTION 8.8   Seller Hourly Pensions Plans -- Further
                              Discussions. . . . . . . . . . . . . . . . . 43
                SECTION 8.9   Defined Contribution Plan. . . . . . . . . . 43
                SECTION 8.10  Multiemployer Plans. . . . . . . . . . . . . 44
                SECTION 8.11  WARN Act . . . . . . . . . . . . . . . . . . 45
                SECTION 8.12  Transition Services. . . . . . . . . . . . . 45
                SECTION 8.13  No Third Party Beneficiaries . . . . . . . . 45


                                   ARTICLE 9

                             CONDITIONS TO CLOSING

                SECTION 9.1   Conditions to Obligations of Each Party. . . 45
                SECTION 9.2   Conditions to Obligation of Buyer. . . . . . 46
                SECTION 9.3   Conditions to Obligations of Seller and Ball 48


                                   ARTICLE 10

                           SURVIVAL; INDEMNIFICATION

                SECTION 10.1  Survival . . . . . . . . . . . . . . . . . . 49
                SECTION 10.2  Indemnification. . . . . . . . . . . . . . . 49
                SECTION 10.3  Procedures; Exclusivity. . . . . . . . . . . 50


                                   ARTICLE 11

                                  TERMINATION

                SECTION 11.1  Grounds for Termination. . . . . . . . . . . 52
                SECTION 11.2  Effect of Termination. . . . . . . . . . . . 52


                                   ARTICLE 12

                                 MISCELLANEOUS

                SECTION 12.1  Notices. . . . . . . . . . . . . . . . . . . 53
                SECTION 12.2  Amendments and Waivers . . . . . . . . . . . 54
                SECTION 12.3  Records. . . . . . . . . . . . . . . . . . . 54
                SECTION 12.4  Successors and Assigns . . . . . . . . . . . 55
                SECTION 12.5  Governing Law. . . . . . . . . . . . . . . . 55
                SECTION 12.6  Counterparts; Effectiveness. . . . . . . . . 55
                SECTION 12.7  Entire Agreement; Third Party Beneficiaries. 55
                SECTION 12.8  Bulk Sales Laws. . . . . . . . . . . . . . . 55
                SECTION 12.9  Specific Performance . . . . . . . . . . . . 55
                SECTION 12.10 Disputes; Submission to Jurisdiction . . . . 56
                SECTION 12.11 Captions . . . . . . . . . . . . . . . . . . 56


                          EXHIBITS, ANNEXES, SCHEDULES

EXHIBIT A   -- Form of Assignment and Assumption Agreement
EXHIBIT B   -- Form of Noncompetition and Cash Settlement Agreement

ANNEX I     -- Reference Balance Sheet of the Business
ANNEX II    -- Reference Balance Sheet of Madera
ANNEX III   -- Working Capital Procedures

SCHEDULE 2.2-- Excluded Assets
SCHEDULE 2.4-- Excluded Liabilities
SCHEDULE 3.4   --   Non-Contravention
SCHEDULE 3.5-- Required Consents
SCHEDULE 3.8-- Absence of Certain Changes
SCHEDULE 3.9-- Properties
SCHEDULE 3.13  --   Liabilities
SCHEDULE 3.14  --   Litigation
SCHEDULE 3.15  --   Material Contracts
SCHEDULE 3.16  --   Licenses and Permits
SCHEDULE 3.18  --   Compliance with Laws and Court Orders
SCHEDULE 3.19  --   Intellectual Property
SCHEDULE 3.20  --   Employees
SCHEDULE 3.23  --   Environmental Matters
SCHEDULE 5.1-- Conduct of the Business
SCHEDULE 7.2-- Tax Matters
SCHEDULE 8.2-- ERISA Representations
SCHEDULE 8.3-- Labor Matters
SCHEDULE 8.4-- Salaried Employees

                            ASSET PURCHASE AGREEMENT


      AGREEMENT dated as of June 26, 1995 among BALL CORPORATION, an Indiana corporation ("Ball"), BALL GLASS CONTAINER CORPORATION, a Delaware corporation and a wholly owned subsidiary of Ball ("Seller"), and FOSTER BALL, L.L.C. a Delaware limited liability company ("Buyer").


                              W I T N E S S E T H

      WHEREAS,  Seller  conducts  a  business  which is  engaged  in  designing,
developing,  manufacturing,   marketing  and  selling  glass  bottles  and  jars
(excluding perfume and pharmaceutical bottles) (the "Business");

      WHEREAS, Buyer desires to purchase and Seller desires to sell substantially all of the assets of the Business from Seller, and, in connection therewith, Buyer is willing to assume substantially all of the liabilities (with certain exceptions specified below), upon the terms and subject to the conditions hereinafter set forth;

      NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties hereto agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

      SECTION 1.1 Definitions. (a) The following terms, as used herein, have the following meanings:

      "Accounting Referee" means Arthur Andersen & Co., or if such firm declines to act in such capacity, such other firm of independent nationally recognized accountants chosen and mutually accepted by Buyer and Seller.

      "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person; provided that for purposes of this Agreement (i) Buyer shall not be deemed an Affiliate of Seller or Ball and (ii) neither Seller nor Ball shall be deemed an Affiliate of Buyer. For purposes of this definition, the term "control" (including its correlative meanings, the terms "controlling", "controlled by" and "under common control with") as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

      "Ancillary Agreements" means (i) the Transition Services Agreement, (ii) the Technology Licensing Agreements, (iii) the Noncompetition and Cash Settlement Agreement, (iv) a lease to be entered into by Ball or Seller, as landlord, to Buyer, as tenant, of the facility described in Section 2.2(f) in form and substance satisfactory to the parties, and (v) the Assignment and Assumption Agreement substantially in the form attached as Exhibit A.

      "Balance Sheet" means the audited balance sheet of the Assets and Assumed Liabilities, excluding Assets and Assumed Liabilities relating to Madera and excluding any deferred tax assets and deferred tax liabilities (other than with respect to Madera), as of December 31, 1994, together with the notes thereto, which Balance Sheet shall reflect any assets transferred after December 31, 1995 but before May 29, 1995 from the facilities located in Asheville, North Carolina and Okmulgee, Oklahoma which are to be included in the Assets.

      "Balance Sheet Date" means December 31, 1994.

      "Ball Members"  means,  together,  BG Holdings I, Inc. and BG Holdings II,
Inc.

      "Base Net Fixed Assets" means $235,162,000, which amount shall be adjusted (to the extent necessary) to represent property, plant, equipment and other fixed assets at cost, less accumulated depreciation, in each case as shown on the Balance Sheet.

      "Base Trade Working Capital" shall be calculated by the parties to their reasonable satisfaction in accordance with Annex III.

      "Business Day" means any day except a Saturday, Sunday or other day on which commercial banking institutions in New York City, New York are authorized to close.

      "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time and any rules or regulations promulgated thereunder.

      "Closing Balance Sheet" means an audited balance sheet of the Assets (including the equipment purchased pursuant to Section 2.2(a)(iii)) and the Assumed Liabilities, excluding Assets and Assumed Liabilities relating to Madera and excluding any deferred tax assets and deferred tax liabilities (other than with respect to Madera), as of the close of business on the Closing Date, together with the notes thereto.

      "Closing Date" means the date of the Closing.

      "Closing Net Fixed Assets" means property, plant, equipment and other fixed assets at cost, less accumulated depreciation, in each case as reflected on the Closing Balance Sheet; provided that none of such property, plant and equipment or other fixed assets shall have been re-valued since the Balance Sheet Date.

      "Closing  Trade  Working   Capital"  means  current  assets  less  current
liabilities, in each case as reflected on the Closing Balance Sheet, except as modified by Annex III.

      "Confidentiality Agreements" means (i) the Confidentiality Agreement between Ball and Saint-Gobain Emballage dated October 21, 1994, as amended as of November 9, 1994 and (ii) the Confidentiality Agreement between Lehman Brothers, Inc. (as financial advisor to, and on behalf of, Seller and Ball) and Compagnie de Saint-Gobain dated March 14, 1995, as amended as of such date.

      "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and governmental restrictions, whether now or hereafter in effect, relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic, radioactive or hazardous substances or wastes into the environment, including without limitation ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, petroleum or petroleum products, chemicals or industrial, toxic, radioactive or hazardous substances or wastes or the clean-up or other remediation thereof.

      "Environmental Liabilities" means any and all liabilities of or relating to Seller (including any entity which is, in whole or in part, a predecessor of Seller), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, other than Excluded Environmental Liabilities, which (i) arise under or relate to matters covered by Environmental Laws including without limitation any matters disclosed or required to be disclosed in Schedule 3.23 hereto and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date.

      "Environmental Permits" means all permits, licenses, authorizations, certificates and approvals of governmental authorities relating to or required by Environmental Laws and necessary or proper for the Business as currently conducted.

      "Excluded Environmental Liabilities" means any and all liabilities of or relating to Seller (including any entity which is, in whole or in part, a predecessor of Seller), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise in connection with or are in any way related to: (x) any off-site Environmental Liabilities of the Business, the Assets or the Real Property (including without limitation off-site disposal);
(y) any liabilities related to the clean-up, remediation or investigation of the soil and groundwater contamination at the Carteret facility in New Jersey; and
(z) any liability related to the clean-up, remediation or investigation of soil and groundwater contamination at the El Monte facility in California, and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date.

      "Final Net Fixed Assets" means Closing Net Fixed Assets (i) as shown in Seller's calculation delivered pursuant to Section 2.8(a), if no notice of disagreement with respect thereto is delivered pursuant to Section 2.8(b) or
(ii) if such a notice of disagreement is delivered, (A) as agreed by the parties pursuant to Section 2.8(c) or (B) in the absence of such agreement, as shown in the Accounting Referee's calculation delivered pursuant to Section 2.8(c); provided that Final Net Fixed Assets shall not in any event be more than Seller's calculation of Closing Net Fixed Assets delivered pursuant to Section 2.8(a) nor less than Buyer's calculation of Closing Net Fixed Assets delivered pursuant to Section 2.8(b).

      "Final Trade Working Capital" means Closing Trade Working Capital (i) as shown in Seller's calculation delivered pursuant to Section 2.8(a) if no notice of disagreement with respect thereto is delivered pursuant to Section 2.8(b) or
(ii) if such a notice of disagreement is delivered, (A) as agreed by the parties pursuant to Section 2.8(c) or (B) in the absence of such agreement, as shown in the Accounting Referee's calculation delivered pursuant to Section 2.8(c); provided that Final Trade Working Capital shall not in any event be more than Seller's calculation of Closing Trade Working Capital delivered pursuant to
Section 2.8(a) nor less than Buyer's calculation of Closing Trade Working Capital delivered pursuant to Section 2.8(b).

      "GAAP" means United States generally accepted accounting principles as in effect from time to time, consistently applied.

      "Hazardous Substances" means any toxic, radioactive, corrosive or otherwise hazardous substance, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics, regulated under Environmental Laws.

      "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "Intellectual Property Right" means any trademark, service mark, trade name, service name, invention, patent, trade secret, know-how, copyright, (including any registration or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right, in each case which is owned or licensed by Seller or any Affiliate of Seller and used or held for use primarily in the Business.

      "Lien" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

      "LLC Agreement" means the Limited Liability Company Agreement of Buyer.

      "Madera" means the Madera Glass Company, a California corporation.

      "Madera Balance Sheet" means the audited balance sheet of Madera as of December 31, 1994, together with the notes thereto.

      "Madera Base Net Fixed Assets" means $19,835,000, which amount represents property, plant, equipment and other fixed assets at cost, less accumulated depreciation of Madera, in each case as of December 31, 1994.

      "Madera Base Trade Working Capital" shall be calculated by the parties to their reasonable satisfaction in accordance with Annex III.

      "Madera Closing Balance Sheet" means an audited balance sheet of Madera as of the close of business on the Closing Date, together with the notes thereto.

      "Madera Closing Net Fixed Assets" means property, plant, equipment and other fixed assets at cost, less accumulated depreciation of Madera, in each case as reflected on the Madera Closing Balance Sheet; provided that none of such property, plant and equipment or other fixed assets shall have been re-valued since the Madera Balance Sheet Date.

      "Madera Closing Trade Working Capital" means current assets, less current liabilities, in each case as reflected on the Madera Closing Balance Sheet, except as modified by Annex III.

      "Madera Final Net Fixed Assets" means Madera Closing Net Fixed Assets (i) as shown in Seller's calculation delivered pursuant to Section 2.8(a) if no notice of disagreement with respect thereto is delivered pursuant to Section 2.8(b) or (ii) if such a notice of disagreement is delivered, (A) as agreed by the parties pursuant to Section 2.8(c) or (B) in the absence of such agreement, as shown in the Accounting Referee's calculation delivered pursuant to Section 2.8(c); provided that Madera Final Net Fixed Assets shall not in any event be more than Seller's calculation of Madera Closing Net Fixed Assets delivered pursuant to Section 2.8(a) nor less than Buyer's calculation of Madera Closing Net Fixed Assets delivered pursuant to Section 2.8(b).

      "Madera Final Trade Working Capital" means Madera Closing Trade Working Capital (i) as shown in Seller's calculation delivered pursuant to Section 2.8(a) if no notice of disagreement is delivered pursuant to Section 2.8(b) or
(ii) if such a notice of disagreement is delivered, (A) as agreed by the parties pursuant to Section 2.8(c) or (B) in the absence of such agreement, as shown in the Accounting Referee's calculation delivered pursuant to Section 2.8(c); provided that Madera Final Trade Working Capital shall not in any event be more than Seller's calculation of Madera Closing Trade Working Capital delivered pursuant to Section 2.8(a) nor less than Buyer's calculation of Madera Closing Trade Working Capital delivered pursuant to Section 2.8(b).

      "Material Adverse Effect" means a material adverse effect on the business, assets, condition (financial or otherwise) or result of operations of the Business taken as a whole.

      "1934 Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      "Net Financial Indebtedness" means, as of any date with respect to any Person, all financial indebtedness (including capitalized lease obligations) of such Person outstanding on such date, minus cash and cash equivalents of such Person on such date.

      "Noncompetition and Cash Settlement Agreement" means the Agreement in substantially the form attached as Exhibit B hereto.

      "Person" means an individual, corporation, partnership, association, trust, limited liability company or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

      "Reference Balance Sheet" means the balance sheet attached hereto as Annex I.

      "Reference Madera Balance Sheet" means the balance sheet attached hereto as Annex II.

      "Regulated Activity" means any generation, treatment, storage, recycling, transportation or Release of any Hazardous Substance.

      "Release" means any discharge, emission or release, including a Release as defined in CERCLA at 42 U.S.C. ' 9601(22). The term "Released" has a corresponding meaning.

      "SGC" means Saint-Gobain Corporation.

      "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are directly or indirectly owned by such Person.

      "Technology Licensing Agreements" means one or more license agreements, in form and substance satisfactory to the parties, to be entered into between Buyer and Seller or its Affiliates.

      "Transition Services Agreement" means the Transition Services Agreement, in form and substance satisfactory to the parties, to be entered into between Buyer and Seller or its Affiliates.

      (b) Each of the following terms is defined in the Section set forth opposite such term:

           Term                               Section

           Allocation                        2.6
           Apportioned Obligations           7.3
           Assets                            2.1
           Assumed Liabilities               2.3
           Business                     Recitals
           Business Employees                8.4
           Closing                           2.7
           Code                              7.1
           Contracts                         2.1
           Defined Contributions Plan        8.9
           ERISA                             8.1
           ERISA Affiliate                   8.1
           Excluded Assets                   2.2
           Excluded Liabilities              2.4
           Hourly Employees                  8.4
           Indemnified Party                10.3
           Indemnifying Party               10.3
           Loss                             10.2
           Madera Property                   3.9
           Madera Securities                3.10
           Madera Shares                    3.10
           Multiemployer Plan                8.1
           National Priorities List         3.23
           New Defined Contribution Plan     8.9
           Permits                          3.16
           Permitted Liens                   3.9
           Petty Cash                        2.1
           Plans                             8.1
           Post-Closing Tax Period           7.3
           Pre-Closing Tax Period            7.1
           Principal Properties              3.9
           Purchase Price                    2.6
           Real Property                     3.9
           Required Consent                  3.5
           Salaried Employees                8.4
           Seller's Pension Plans            8.7
           Tax                               7.1
           Transferred Business Employees    8.4
           Transferred Hourly Employees      8.4
           Transferred Salaried Employees    8.4
           WARN Act                          6.5


                                   ARTICLE 2

                               PURCHASE AND SALE

      SECTION 2.1 Purchase and Sale. Except as otherwise provided below, upon the terms and subject to the conditions of this Agreement, Buyer agrees to purchase from Seller and Seller agrees, and Ball agrees to cause Seller, to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer at Closing, all of Seller's right, title and interest in, to and under the assets, properties and business, of every kind and description, wherever located, whether real, personal or mixed, tangible or intangible, owned, held or used primarily in the conduct of the Business by Seller as the same shall exist on the Closing Date, including all assets shown on the Balance Sheet and not disposed of in the ordinary course of business, and all assets of the Business thereafter acquired by Seller other than the Excluded Assets (the "Assets"), including without limitation all right, title and interest of Seller in, to and under:

      (a) all owned real property and leases of, and other interests in, real property used or held for use in the conduct of the Business, in each case together with all buildings, fixtures and improvements erected thereon and all easements, rights and interests appurtenant thereto, including without limitation the items listed on Schedule 3.9(a);

      (b) all personal property and interests therein, including machinery, equipment, furniture, office equipment, communications equipment, vehicles, rolling stocks, storage tanks, spare and replacement parts, fuel and other tangible property, including without limitation the manufacturing equipment located at the facilities in Asheville, North Carolina and Okmulgee, Oklahoma identified pursuant to Section 2.2(c) and the items listed on Schedule 3.9(b);

      (c) all raw materials, work-in-process, merchandise, finished goods, supplies and other inventories;

      (d) all rights under all contracts, agreements, leases, subleases, commitments, sales and purchase orders and other instruments, including without limitation the items listed on Schedule 3.15 (collectively, the "Contracts");

      (e) all of the outstanding shares of capital stock of, or other ownership interests in (including without limitation any options or other rights to acquire any shares of capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any shares of capital stock, voting securities or other ownership interests in) any Person which are owned by Seller or any of its Affiliates with respect to the Business, including without limitation the Madera Shares but excluding the shares of capital stock of the Ball Members;

      (f) all accounts, notes and other receivables of Seller relating to the Business existing on the Closing Date, other than any accounts, notes and other receivables to be paid to Seller from Ball or any Affiliate of Ball;

      (g) all petty cash located at operating facilities of the Business ("Petty Cash");

      (h) all of Seller's rights, claims, credits, causes of action or rights of set-off against third parties relating to the Assets, including without limitation unliquidated rights under manufacturers' and vendors warranties;

      (i) all Intellectual Property Rights, processes, proprietary data, formulae, research and development data, computer software programs and other intangible property and any applications for the same, in each case owned or licensed by Seller or any of its Affiliates and used or held or held for use primarily in the Business, including without limitation the items listed on
Schedule 3.19 (but excluding those trademarks and tradenames incorporating the "Ball" name and related logos, except to the extent otherwise agreed by the parties pursuant to Section 5.3);

      (j)   all   transferable   licenses,   permits   or   other   governmental
authorizations affecting, or relating to, the Business, including without limitation the items listed on Schedule 3.16 and Schedule 3.23;

      (k) all books, records, files and papers, whether in hard copy or computer format, used primarily in the Business, including without limitation engineering information, sales and promotional literature, manuals and data, sales and purchase correspondence, lists of present and former suppliers, lists of present and former customers, shipping records, invoices, personnel and employment records, and any information relating to Taxes imposed on the Assets; and

      (l) all goodwill associated with the Business or the Assets, together with the right to represent to third parties that Buyer is the successor to the Business.

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, ALL WARRANTIES (WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED) IN REGARD TO MERCHANTABILITY, FITNESS FOR A PARTICULAR USE, CONDITION, DESIGN, OPERATION, MAINTENANCE, VALUE OR OTHERWISE WITH RESPECT TO THE ASSETS ARE EXPRESSLY EXCLUDED.

      SECTION 2.2 Excluded Assets. (a) Buyer expressly understands and agrees that the following assets and properties of Seller (the "Excluded Assets") shall be excluded from the Assets and shall be retained by Seller:

          (i) all of Seller's cash and cash equivalents on hand and in banks except for Petty Cash;

          (ii) insurance policies;

          (iii)land, buildings, structures, fixtures and improvements thereon in Asheville, North Carolina and Okmulgee, Oklahoma; provided that Buyer may provide written notice within 45 days or, in the case of Asheville, 15 days, after the date of this Agreement identifying the items of manufacturing equipment in the Asheville and Okmulgee buildings and structures that Buyer wishes to acquire and such equipment shall be part of the Assets and not part of the Excluded Assets and the net book value of such equipment shall be included in Final Net Fixed Assets; and provided further that Buyer shall pay all costs associated with the removal of such equipment;

          (iv) any Assets sold or otherwise disposed of in the ordinary course of business and not in violation of any provisions of this Agreement during the period from the date hereof until the Closing Date;

          (v) any books and records relating primarily to the Excluded Assets or Excluded Liabilities;

          (vi) the real property consisting of the facility located at 1509 South Macadonia Avenue, Muncie, Indiana and consisting of building nos. 09, 21, 22, 23, 24 and 25 referred to on Exhibit 1 to Schedule 3.9(a);

          (vii)refunds of income, property and similar Taxes relating to Pre-Closing Tax Periods;

          (viii) the assets of Seller's Pension Plans; and

          (ix) the capital stock of the Ball Members.

      (b) Notwithstanding anything herein to the contrary, and for purposes of clarification, the parties hereto agree that the assets set forth on Schedule 2.2(b), which assets are not owned by Seller, shall not constitute part of the Assets.

      SECTION 2.3 Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, Buyer agrees, effective at the time of Closing, to assume and shall thereafter pay, perform and discharge all liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, of Seller as of the Closing Date primarily arising out of or relating to the Business, except for the Excluded Liabilities (the "Assumed Liabilities"), including without limitation the liabilities reflected on the Closing Balance Sheet.

      SECTION 2.4 Excluded Liabilities. The following liabilities and obligations shall be retained by and remain obligations and liabilities of Seller (all such liabilities and obligations not being assumed being herein referred to as the "Excluded Liabilities"), and, notwithstanding anything to the contrary in this Article 2, none of the following shall be Assumed Liabilities for the purpose of this Agreement:

      (a) any obligation or liability for any income, property, and similar Taxes arising from or with respect to (i) the Assets or the operations of the Business which is incurred in or attributable to a Pre-Closing Tax Period, except any obligation or liability for Tax arising from or with respect to the assets or operation of Madera or (ii) Seller or any of its Affiliates (other than Madera), including without limitation any Taxes arising from or in connection with any of the transactions contemplated by this Agreement or any of the Ancillary Agreements;

      (b) any obligation or liability (i) arising in connection with or attributable to Seller Pension Plans or (ii) with respect to any Business Employee that is retained by Seller pursuant to Section 8.5 hereof;

      (c)  any Excluded Environmental Liability;

      (d) any  obligation or liability  identified  as an excluded  liability on
Schedule 2.4;

      (e) any obligation or liability of Seller arising in connection with or attributable to a violation of any applicable antitrust law occurring in or attributable to any period prior to the Closing Date; and

      (f)  any obligation or liability relating to an Excluded Asset.

      SECTION 2.5 Assignment of Contracts and Rights. Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Asset or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer or Seller thereunder. Seller will use its reasonable best efforts (but without any payment of money by Seller or Buyer) to obtain the consent of the other parties to any such Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request and Buyer shall cooperate with Seller to obtain Seller's release thereunder (but without the payment of money by Buyer or Seller). If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights or Seller would not be released of its obligations thereunder, Seller and Buyer will cooperate in a mutually agreeable arrangement under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub- contracting, sub-licensing, or sub-leasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller's obligations, any and all rights of Seller against a third party. Seller will promptly pay to Buyer when received all monies received by Seller with respect to any Asset or any claim or right or any benefit arising thereunder, except to the extent the same represents an Excluded Asset.

      SECTION 2.6 Purchase Price; Allocation of Purchase Price. (a) The purchase price for the Assets less Assumed Liabilities (the "Purchase Price") is $320 million in cash. The Purchase Price shall be paid as provided in Section 2.7.

      (b) The Purchase Price (plus Assumed Liabilities and plus or minus any adjustments pursuant to Section 2.9, each to the extent properly taken into account under Section 1060 of the Code) shall be allocated among the Assets as set forth in this Section 2.6(b). As soon as practicable after the Closing Date, Buyer and Seller shall jointly retain a nationally recognized firm to appraise the value of the Assets purchased hereunder. The costs, fees and expenses of such firm shall be borne equally by Buyer and Seller. Buyer and Seller shall agree on the allocation of the Purchase Price (plus Assumed Liabilities and plus or minus any adjustments pursuant to Section 2.9) among the Assets based upon such appraisal in accordance with Code Section 1060 and the regulations promulgated thereunder (the "Allocation"). In the event that Buyer and Seller are unable to agree on such allocation, such allocation shall be determined by the Accounting Referee. The costs, fees and expenses of the Accounting Referee shall be borne equally by Buyer and Seller.

      (c) Ball,  SGC,  Seller and Buyer agree to (i) be bound by the Allocation,
(ii) act in accordance with the Allocation in the preparation of financial statements and filing of all tax returns (including, without limitation filing Form 8594 with its Federal income tax return for the taxable year that includes the date of the Closing) and in the course of any tax audit, tax review or tax litigation relating thereto and (iii) take no position and cause their Affiliates to take no position inconsistent with the Allocation for federal and state income tax purposes.

      (d) Not later than 30 days prior to the filing of their respective Forms 8594 relating to this transaction, each party shall deliver to the other party a copy of its Form 8594.

      SECTION 2.7 Closing. The closing (the "Closing") of the purchase and sale of the Assets and the assumption of the Assumed Liabilities hereunder shall take place at the offices of Davis Polk & Wardwell, 450 Lexington Avenue, New York, NY 10017 as soon as possible, but in no event later than 10 Business Days, after satisfaction of the conditions set forth in Article 9, or at such other time or place as Buyer and Seller may agree. At the Closing, (a) Buyer shall deliver to Seller an amount equal to the Purchase Price in immediately available funds by wire transfer on the Closing Date to an account designated by Seller, by notice given to Buyer no later than two Business Days prior to the Closing Date.

      (b) Seller shall deliver to Buyer such limited or special warranty (or local equivalent) deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary or appropriate to transfer and warrant (by limited or special warranty, or local equivalent) to Buyer all right, title and interest of Seller in, to and under the Assets.

      SECTION 2.8 Closing Balance Sheet; Madera Closing Balance Sheet. (a) As promptly as practicable, but no later than 70 Days after the Closing Date, Seller will cause each of the Closing Balance Sheet and the Madera Closing Balance Sheet to be prepared and delivered to Buyer together with (i) an unqualified report of Price Waterhouse, LLP thereon and (ii) a certificate based on each of the Closing Balance Sheet and the Madera Closing Balance Sheet setting forth Seller's calculations of Closing Trade Working Capital and Madera Closing Trade Working Capital (in each case calculated in accordance with Annex
III), Closing Net Fixed Assets and Madera Closing Net Fixed Assets. Each of the Closing Balance Sheet and the Madera Closing Balance Sheet shall (i) fairly present the Assets and Assumed Liabilities (excluding Madera) and Madera, respectively, as of the close of business on the Closing Date in accordance with GAAP, (ii) include line items and notes substantially consistent with those in the Balance Sheet and the Madera Balance Sheet and (iii) be prepared in accordance with accounting policies and practices consistent with those used in the preparation of the Balance Sheet and the Madera Balance Sheet, respectively.

      (b) If Buyer disagrees with Seller's calculation of Closing Trade Working Capital, Madera Closing Trade Working Capital, Closing Net Fixed Assets or Madera Closing Net Fixed Assets delivered pursuant to Section 2.8(a) on the basis that any such calculation was not made in accordance with GAAP consistently applied, Buyer may, within 30 days after delivery of the documents referred to in Section 2.8(a), deliver a notice to Seller disagreeing with such calculation and setting forth Buyer's calculation of such amount or amounts. Any such notice of disagreement shall specify those items or amounts as to which Buyer disagrees, and Buyer shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet and the Madera Closing Balance Sheet and the calculation of Closing Trade Working Capital, Madera Closing Trade Working Capital, Closing Net Fixed Assets or Madera Closing Net Fixed Assets delivered pursuant to Section 2.8(a).

      (c) If a notice  of  disagreement  shall  be duly  delivered  pursuant  to
Section 2.8(b), Seller and Buyer shall, during the 15 days following such delivery, use their reasonable best efforts to reach agreement on the disputed items or amounts in order to determine, as may be required, the amounts of Closing Trade Working Capital, Madera Closing Trade Working Capital, Closing Net Fixed Assets or Madera Closing Net Fixed Assets. If during such period, Seller and Buyer are unable to reach such agreement, they shall promptly thereafter cause the Accounting Referee promptly to review this Agreement and the disputed items or amounts for the purpose of calculating those items of Closing Trade Working Capital, Madera Closing Trade Working Capital, Closing Net Fixed Assets and Madera Closing Net Fixed Assets which are in dispute. In making such calculation, the Accounting Referee shall consider only those items or amounts in the Closing Balance Sheet and the Madera Closing Balance Sheet and Seller's calculation of Closing Trade Working Capital, Madera Closing Trade Working Capital, Closing Net Fixed Assets and Madera Closing Net Fixed Assets as to which Buyer has disagreed. The Accounting Referee shall deliver to Buyer and Seller, as promptly as practicable, a report setting forth such calculation. Such report shall be final and binding upon the parties hereto. The cost of such review and report shall be borne equally by Seller and Buyer.

      (d) Buyer and Seller agree that they will, and agree to cause their respective independent accountants to, cooperate and assist in the preparation of the Closing Balance Sheet and the Madera Closing Balance Sheet and the calculation of Closing Trade Working Capital, Madera Closing Trade Working Capital, Closing Net Fixed Assets and Madera Closing Net Fixed Assets and in the conduct of the audits and reviews referred to in this Section 2.8, including without limitation the making available to the extent necessary of books, records, work papers and personnel. In such regard, Buyer and its representatives may be present for audit meetings during the preparation of the Closing Balance Sheet and the Madera Closing Balance Sheet and the calculation of Closing Trade Working Capital, Madera Closing Trade Working Capital, Closing Net Fixed Assets and Madera Closing Net Fixed Assets.

      SECTION 2.9 Adjustment Payments. Adjustment payments shall be made by the parties as follows:

      (a) (i) If Base Trade Working Capital exceeds Final Trade Working Capital, Seller shall pay to Buyer, in the manner and with interest as provided in
  Section 2.9(e), the amount of such excess; and

          (ii) If  Final  Trade  Working  Capital  exceeds  Base  Trade  Working
  Capital, Buyer shall pay to Seller, in the manner and with interest as provided in Section 2.9(e), the amount of such excess.

      (b) (i) If Base Net Fixed Assets exceeds Final Net Fixed Assets, Seller shall pay to Buyer, in the manner and with interest as provided in Section 2.9(e), the amount of such excess; and

          (ii) If Final Net Fixed Assets exceeds Base Net Fixed Assets, Buyer shall pay to Seller, in the manner and with interest as provided in Section 2.9(e), the amount of such excess.

      (c) (i) If Madera Base Trade Working Capital exceeds Madera Final Trade Working Capital, Seller shall pay to Buyer, in the manner and with interest as provided in Section 2.9(e), an amount equal to fifty-one percent (51%) of such excess; and

          (ii) If Madera Final Trade Working Capital exceeds Madera Base Trade Working Capital, Buyer shall pay to Seller, in the manner and with interest as provided in Section 2.9(e), an amount equal to fifty-one percent (51%) of such excess.

      (d) (i) If Madera Base Net Fixed Assets exceeds Madera Final Net Fixed Assets, Seller shall pay to Buyer, in the manner and with interest as provided in Section 2.9(e), an amount equal to fifty-one percent (51%) of such excess; and

          (ii) If Madera Final Net Fixed Assets exceeds Madera Base Net Fixed Assets, Buyer shall pay to Seller, in the manner and with interest as provided in Section 2.9(e), an amount equal to fifty-one percent (51%) of such excess.

      (e) Method of Payment. Any payments pursuant to this Section 2.9 shall be made at a mutually convenient time within 10 days after the last to be determined of Final Trade Working Capital, Madera Final Trade Working Capital, Final Net Fixed Assets and Madera Final Net Fixed Assets pursuant to Section 2.8, by delivery by Buyer or Seller, as the case may be, of immediately available funds to the other party by wire transfer to an account of such other party designated by such other party. The amount of any payment to be made pursuant to this Section 2.9 shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the rate publicly announced from time to time by Citibank N.A., or any successor thereto, in New York City as its prime rate in effect from time to time during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

      SECTION 2.10 Balance Sheet; Madera Balance Sheet. As promptly as practicable, but no later than 25 Business Days after the date hereof, Seller will cause each of the Balance Sheet and the Madera Balance Sheet to be prepared and delivered to Buyer together with an unqualified report of Price Waterhouse, LLP thereon. Each of the Balance Sheet and the Madera Balance Sheet shall (i) fairly present the Assets and Assumed Liabilities (excluding Madera) and Madera, respectively, as of the close of business on the Balance Sheet Date in accordance with GAAP and (ii) include line items substantially consistent with those in the Reference Balance Sheet and the Reference Madera Balance Sheet, respectively, (iii) be prepared in accordance with accounting policies and practices consistent with those used in the preparation of the Reference Balance Sheet and the Reference Madera Balance Sheet, respectively. Neither the Balance Sheet nor the Madera Balance Sheet shall contain any difference or adjustment from the Reference Balance Sheet or the Reference Madera Balance Sheet, respectively, other than immaterial adjustments made in connection with the audit.


                                   ARTICLE 3

               REPRESENTATIONS AND WARRANTIES OF SELLER AND BALL

      Seller and Ball, on a joint and several basis, represent and warrant to Buyer as of the date hereof and (except with respect to Section 3.13(c), which shall be made only as of the date of this Agreement,) as of the Closing Date that:

      SECTION 3.1 Corporate Existence and Power. Each of Seller and Ball is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except where the failure to have such governmental licenses, authorizations, permits, consents and approvals do not have a Material Adverse Effect or a material adverse effect on the ability of Ball to enter into this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby. Seller is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where Seller's ownership, use or possession of the Assets or the operation of the Business so requires, except for those jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Each of Seller and Ball has heretofore delivered to Buyer true and complete copies of its certificate of incorporation and bylaws as currently in effect.

      SECTION 3.2 Corporate Authorization. The execution, delivery and performance by Seller and Ball of this Agreement and each of the Ancillary Agreements to which Seller or Ball is a party are within their respective corporate powers and have been duly authorized by all necessary corporate and stockholder action on the part of Seller or Ball, as applicable. This Agreement constitutes, and when executed and delivered, each of the Ancillary Agreements to which Seller or Ball is a party will constitute, a valid and binding agreement of Seller and Ball, respectively (assuming due authorization and execution by Buyer) enforceable in accordance with its terms, except as (i) the enforceability hereof and thereof may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

      SECTION 3.3 Governmental Authorization. The execution, delivery and performance by Seller and Ball of this Agreement and each of the Ancillary Agreements to which Seller or Ball is a party require no action by or in respect of, or filing with, any governmental body, agency or official other than (i) compliance with any applicable requirements of the Exchange Act and the HSR Act,
(ii) where the failure to take such action or make such filing would not prevent Ball or Seller from performing any of their obligations under this Agreement or the Ancillary Agreements and would not have a Material Adverse Effect, (iii) as disclosed in Schedule 3.23 and (iv) as may be necessary as a result of any facts or circumstances relating solely to Buyer.

      SECTION 3.4 Non-Contravention. Except as may result from any facts or circumstances relating solely to Buyer, the execution, delivery and performance by Seller and Ball of this Agreement and each of the Ancillary Agreements to which Seller or Ball is or will be a party do not and will not (i) violate the certificate of incorporation or bylaws of Seller or Ball, (ii) assuming compliance with the matters referred to in Section 3.3, violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) assuming all Required Consents and consents set forth on Schedule 3.4 are obtained, constitute a default under or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer or to a loss of any benefit relating to the Business to which Seller or Ball is entitled under any Permit or any provision of any agreement, contract or other instrument binding upon Seller or Ball or by which any of the Assets is or may be bound or
(iv) result in the creation or imposition of any Lien on any Asset, other than Permitted Liens, except, in the case of clauses (ii) through (iv), as would not, individually or in the aggregate, have a Material Adverse Effect or prevent Seller or Ball from performing any of their obligations hereunder or under the Ancillary Agreements.

      SECTION 3.5 Required Consents. Schedule 3.5 sets forth each agreement, contract or other instrument with respect to the Business binding upon Seller or Ball and each Permit requiring a consent as a result of the execution, delivery and performance of this Agreement and each of the Ancillary Agreements to which Seller or Ball is or will be a party and the consummation of the transactions contemplated hereby and thereby, except consents to assignments of leased Real Property that is not Principal Property and such consents as would not have a Material Adverse Effect if not received by the Closing Date (each such consent, a "Required Consent" and collectively, the "Required Consents").

      SECTION 3.6 Financial Statements. The Balance Sheet and the related audited statement of operations, when delivered pursuant to Section 2.10, shall fairly present, in conformity with GAAP, the financial position of the Business (excluding the Excluded Assets and Excluded Liabilities) taken as a whole as of the date thereof and its results of operations for the period then ended. The unaudited balance sheet of the Business as of March 31, 1995 and the related unaudited statement of operations of the Business taken as a whole for the three month period then ended have been prepared in the ordinary course of the Business using GAAP consistently applied with prior comparable periods.

      SECTION 3.7 Madera Financial Statements. The Madera Balance Sheet, when delivered pursuant to Section 2.10, shall fairly present, in conformity with GAAP, the financial position of Madera as of the date thereof. The unaudited balance sheet of Madera as of March 31, 1995 has been prepared in the ordinary course of the Business using GAAP consistently applied with prior comparable periods.

      SECTION 3.8 Absence of Certain Changes. Except as set forth in Schedule 3.8, since the Balance Sheet Date, the Business has been conducted in the ordinary course consistent with past practice, and there has not been:

      (a) any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect;

      (b) except for cash management procedures in the ordinary course of business consistent with past practice, any incurrence, assumption or guarantee by Seller of any indebtedness for borrowed money with respect to the Business other than in the ordinary course of business and in amounts and on terms consistent with past practice, but in any event not exceeding $1,000,000;

      (c) any creation or other incurrence of any Lien (other than any Permitted
Lien) on any material Asset other than in the ordinary course of business consistent with past practice;

      (d) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business or any Asset which materially detracts from the value of any material Asset or which materially interferes with any present use of any material Asset;

      (e) any transaction or commitment made, or any contract or agreement entered into, by Seller or Ball relating to the Business or any Asset (including the acquisition or disposition of any assets) or any relinquishment by Seller or Ball of any contract or other right, in either case, material to the Business taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practice and those contemplated by this Agreement;

      (f) any material change in any method of accounting or accounting practice by Seller with respect to the Business;

      (g) any (w) grant of any severance or termination pay to any employee of the Business, (x) entering into any written employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any employee of the Business, (y) increase in benefits payable under existing severance or termination pay policies or employment agreements or (z) increase in compensation, bonus or other benefits payable to employees of the Business, other than, in the case of clauses (y) and (z), in the ordinary course of business consistent with past practice;

      (h) the making by Seller of any loan, advance or capital contribution to or investment in any Person (other than Madera or any Affiliate of Seller) in excess of $100,000;

      (i) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Business, which employees were not subject to a collective bargaining agreement at the Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees; or

      (j) any capital expenditure, or commitment for a capital expenditure, for additions or improvements to property, plant and equipment of the Business in excess of an aggregate amount of $2,000,000, other than capital expenditures made in the ordinary course of business and reflected in the financial projections previously delivered to Buyer.

      SECTION 3.9 Properties. (a) Schedule 3.9(a) correctly describes all real property used in the Business included in the Assets (the "Real Property"), which Seller owns, leases or subleases, and which Madera owns, leases or subleases (the "Madera Property"), any title insurance policies and surveys with respect thereto held by Seller or, to the knowledge of Seller, Madera, and any leases or subleases relating thereto held by Seller or, to the knowledge of Seller, Madera as lessee or sublessee or subleases to third parties, specifying in the case of leases or subleases, the name of the lessor or sublessor, the name of the lessee or sublessee, all amendments thereof, the lease term and, in all material respects, the basic annual rent, provided that within 60 days after the date hereof, Seller may add minor leased or subleased sales offices and warehouses (which are not individually or in the aggregate material) to Schedule 3.9(a). To the knowledge of Seller, the acreages and square footages on Exhibit 1 to Schedule 3.9(a) are materially correct.

      (b) Schedule 3.9(b) correctly describes substantially all items of personal property having a book value in excess of $5,000 used in the Business included in the Assets, including but not limited to machinery, equipment, furniture, vehicles, storage tanks, spare and replacement parts, fuel and other trade fixtures and fixed assets, which Seller owns, leases or subleases, specifying in the case of leases or subleases, the name of the lessor or sublessor, the lease term and basic annual rent.

      (c) (i) All leases and subleases of leased Real Property at Dunkirk, IN; Washington, PA; Fairfield, CA and Seattle, WA held by Seller and leases and subleases of leased personal property held by Seller having an annual basic rent of greater than $250,000 are in good standing and are valid, binding and enforceable in accordance with their respective terms, subject to (A) applicable bankruptcy, insolvency moratorium and other similar laws affecting the enforcement of rights generally and (B) general principles of equity, regardless of whether such enforcement is considered in a proceeding in equity, at law or otherwise. Seller is not in default under any such lease or sublease and Seller has not received or given any notice of default under any such lease or sublease which has not been cured and to Seller's knowledge there does not currently exist any event which with notice or lapse of time or both would constitute a default under any such lease or sublease.

          (ii) The plants, buildings, structures and equipment located on (x) all of the owned Real Properties, (y) the leased Real Properties located at Dunkirk, IN; Washington, PA, Fairfield, CA and Seattle, WA and (z) the Madera Property (the "Principal Properties") are in normal operating condition and repair (giving due account to the age and length of use of same, ordinary wear and tear excepted) and are suitable in all material respects for their present uses.

          (iii)Each Principal Property currently has (x) access to public roads directly or by valid and subsisting easements over private property for ingress to and egress from such Principal Property as is reasonably necessary for the conduct of the Business as presently conducted and (y) water supply, storm and sanitary sewer facilities, telephone, gas and electrical connections, drainage and other public utilities as are reasonably necessary for the conduct of the Business as presently conducted at such Principal Property, all of which enter such Principal Property in question through public roads or valid and subsisting easements over private property.

          (iv) None of the plants, buildings or other structures located on a Principal Property encroaches in a material respect upon any real property owned by another Person or upon any easement affecting such Principal Property to the extent that any such encroachment would have a Material Adverse Effect or materially interfere with any present use of any such Principal Property; no structure or any real property owned by another Person encroaches in a material respect upon any Principal Property to the extent that any such encroachment would have a Material Adverse Effect or materially interfere with any present use of any such Principal Property.

      (d) No Principal Property or other material Asset (excluding the Real Property) is subject to any Lien, except:

          (i) Liens disclosed on Schedule 3.9(d) which would not materially detract from the value of the Asset subject to such Lien or materially interfere with any present use of the Asset subject to such Lien;

          (ii) Liens disclosed on the Balance Sheet or, as of the Closing Date, on the Closing Balance Sheet;

          (iii)Liens for Taxes, assessments, and other governmental charges (x) not yet payable or (y) being contested in good faith and for which adequate accruals or reserves have been established on the Balance Sheet or the Closing Balance Sheet, as the case may be;

          (iv) Mechanics', materialmen's and other similar Liens arising in the ordinary course of the Business on any owned Real Property or leased Real Property for construction in progress on such owned Real Property or leased Real Property (x) for amounts not yet payable or (y) being contested in good faith and for which adequate accruals or reserves have been established on the Balance Sheet or the Closing Balance Sheet, as the case may be;

          (v) Inchoate repairmen's, warehousemen's and carriers' liens arising in the ordinary course of business; and

      (vi) Imperfections of title, claims and Liens (other than Liens securing debt or other monetary obligations), including without limitation easements, rights of way, servitudes, covenants, restrictions and other similar charges and encumbrances, with respect to any Principal Property or other material Asset (excluding the Real Property) which individually and in the aggregate do not materially detract from the value of such Asset or materially interfere with any present use of such Asset (clauses (i) through (vi) are, collectively, the "Permitted Liens").

      SECTION 3.10 Madera Joint Venture. (a) Madera is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California, and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except where the failure to have such governmental licenses, authorizations, permits, consents and approvals do not have a Material Adverse Effect. Madera is duly qualified to do business as a foreign corporation in each jurisdiction where such qualification is necessary. Seller has heretofore delivered to Buyer true and complete copies of the certificate of incorporation and bylaws of Madera as currently in effect.

      (b) The authorized capital stock of Madera consists of 1,000 shares of preferred stock, 1,000 shares of Class A Common Stock and 1,000 shares of Class B Common Stock. There are issued and outstanding 510 shares of Class A Common Stock of Madera and 10 shares of Series A Preferred Stock, all of which (the "Madera Shares") are owned by Seller, and 490 shares of Class B Common Stock, all of which are owned by Heublein Inc.

      (c) The Madera Shares are, subject to the Madera Shareholders' Agreement, owned by Seller free and clear of all Liens and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of the Madera Shares (other than those imposed by federal and state securities laws). There are no outstanding (i) securities of Madera or any Affiliate of Madera convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in Madera or (ii) options or other rights to acquire from Madera or any Affiliate of Madera any capital stock, voting securities or other ownership interests in, or any securities convertible into or exchangeable for any capital stock, voting securities or ownership interests in, Madera (the items in clauses (i) and (ii) being referred to collectively as the "Madera Securities"). There are no outstanding obligations to repurchase, redeem or otherwise acquire any outstanding Madera Securities.

      SECTION 3.11 Subsidiaries. Seller has no Subsidiaries other than Madera and the Ball Members. Since their respective dates of incorporation, neither of the Ball Members has engaged in any activities other than in connection with or as contemplated by the LLC Agreement.

      SECTION 3.12 Sufficiency of and Title to the Assets. (a) The Assets constitute, and on the Closing Date will constitute, substantially all of the assets, properties or rights used or held for use in the Business and, together with the services to be provided pursuant to the Transition Services Agreement, are all of the Assets necessary and sufficient to operate the Business as presently conducted.

      (b) Seller  has,  and,  subject to  obtaining  the  consents  set forth in
Schedule 3.5, upon consummation of the transactions contemplated hereby Buyer will have acquired, (i) good, indefeasible fee simple title to all owned Real Property, including such access as is reasonably necessary for the conduct of the Business (A) to public streets or roads directly or by valid and subsisting easements and (B) to water, storm and sanitary sewer, telephone, gas, electric, drainage and other utilities directly from public streets or roads or by valid and subsisting easements) and (ii) good title to, or in the case of other leased material Assets valid and subsisting leasehold interests in, all other material Assets, in the case of each of clauses (i) and (ii) free and clear of all Liens, except for Permitted Liens.

      SECTION 3.13 No Undisclosed  Liabilities.  There are no liabilities of the
Business  of  any  kind  whatsoever,  whether  accrued,  contingent,   absolute,
determined, determinable or otherwise, other than:

      (a) liabilities reflected on the Balance Sheet (or, as of the Closing Date, on the Closing Balance Sheet) or disclosed in the notes thereto;

      (b)  liabilities disclosed on Schedule 3.13;

      (c) liabilities incurred in the ordinary course of business and consistent with past practice since the date of the Balance Sheet; and

      (d) contractual liabilities and obligations with respect to executory contracts not required to be disclosed in financial statements prepared in accordance with GAAP to the extent such contracts, if required to be disclosed pursuant to Section 3.15, have been set forth on Schedule 3.15.

      SECTION 3.14 Litigation. (a) Schedule 3.14(a) sets forth a list of all claims, actions, proceedings and investigations pending against, or to the knowledge of Seller or Ball threatened against or affecting, Seller or Ball with respect to the Business or any Asset before any court, arbitrator or administrative, governmental or regulatory body or authority.

      (b) There is no action, suit, investigation or proceeding pending against, or to the knowledge of Seller or Ball, threatened against or affecting, Seller or Ball with respect to the Business or any Asset before any court or arbitrator or any governmental body, agency or official which, if determined or resolved adversely in accordance with the plaintiff's demands, would reasonably be expected to have a Material Adverse Effect or which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby or by the Ancillary Agreements.

      SECTION 3.15 Material Contracts. (a) Except for the Contracts disclosed in
Schedule 3.15, with respect to the Business, neither Ball nor Seller is a party to or bound by:

          (i) any lease (whether of real or personal property) providing for rentals of more than $200,000 per annum or $1,000,000 in the aggregate;

          (ii) any agreement for the purchase of materials, supplies, goods, services, equipment or other assets providing for either (A) annual payments by Seller or Ball of $500,000 or more or (B) aggregate payments by Seller or Ball of $500,000 or more;

          (iii)any sales, distribution or other similar agreement providing for the sale by Seller or Ball of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments to Seller or Ball of $5,000,000 or more or (B) aggregate payments to Seller or Ball of $10,000,000 or more;

          (iv) any partnership, joint venture or other similar agreement or arrangement;

          (v) any agreement relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset), except any such agreement (A) entered into in the ordinary course of business with an aggregate outstanding principal amount not exceeding $500,000 or (B) entered into subsequent to the date of this Agreement as permitted by Section 3.8(b);

          (vi) any material option, license, franchise or similar agreement;

          (vii)any material agency, dealer, sales representative, marketing or other similar agreement;

          (viii) any agreement that limits the freedom of Seller or Ball with respect to the Business to compete in any material respect in any line of business or with any Person or in any area or Ball or Seller to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Asset or which would so limit the freedom of Buyer after the Closing Date;

          (ix) any written agreement with or for the benefit of any stockholder, officer, director, employee or Affiliate of Seller or Ball other than advances to employees in the ordinary course of business consistent with past practice; or

          (x) any other agreement, commitment, arrangement or plan not made in the ordinary course of business which is material to the Business taken as a whole.

      (b) Each Contract required to be disclosed pursuant to this Section is a valid and binding agreement of Seller and is in full force and effect, and neither Seller nor, to the knowledge of Seller or Ball, any other party thereto is in default or breach under the terms of any such Contract, nor, to the knowledge of Seller or Ball, has any event or circumstance occurred that, with notice or lapse of time or both, would constitute an event of default thereunder. True and complete copies of each such Contract have been delivered to Buyer.

      SECTION 3.16 Licenses and Permits. Schedule 3.16 correctly describes each license, franchise, permit or other similar authorization that is required to enable Seller to own or use the Assets and to carry on the Business as currently conducted, except for such licenses, franchises, permits or authorizations as would not, if not obtained, have a Material Adverse Effect, including without limitation those relating to planning, building and similar matters (collectively, the "Permits"), together with the name of the government agency or entity issuing such Permit. Such Permits are valid and in full force and effect and, assuming the related Required Consents have been obtained prior to the Closing Date, except as set forth on Schedule 3.16, are transferable by Seller, and, except as set forth on Schedule 3.16, none of the Permits will, assuming the related Required Consents have been obtained prior to the Closing Date, be terminated or impaired or become terminable as a result of the
transactions   contemplated  hereby  or  by  the  Ancillary   Agreements.   Upon
consummation of such transactions, Buyer will, assuming the related Required Consents have been obtained prior to the Closing Date, have all of the right, title and interest in all the Permits, except as set forth on Schedule 3.16.

      SECTION 3.17 Insurance Coverage. All material properties and risks of Seller in respect of the Business are covered by valid and currently effective insurance policies or binders of insurance or programs of self-insurance in such types and amounts as are consistent with customary practices and standards of companies engaged in businesses and operations similar (including without limitation in size) to the Business. Seller has given Buyer access to true and complete copies of, all insurance policies, fidelity bonds and documents with respect to self-insurance programs relating to the Assets, the business and operations of the Business and its employees. There is no material claim by Seller or Ball pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. All premiums payable under all such policies and bonds have been timely paid and Seller and Ball have otherwise complied in all material respects with the terms and conditions of all such policies and bonds. After the Closing, Seller or Ball, as the case may be, shall continue to have coverage under such policies and bonds with respect to events occurring prior to Closing.

      SECTION 3.18 Compliance with Laws and Court Orders. Neither Ball nor Seller is in violation of, or since January 1, 1994, has been charged with or given notice of any violation of, or to the knowledge of Seller or Ball, is under investigation with respect to, any law, rule, regulation, ordinance, judgment, injunction, order or decree applicable to the Assets or the conduct of the Business, except (i) as set forth on Schedule 3.18, (ii) for violations which do not relate to the Business or the Assets and (iii) for violations or investigations, the existence of which would not reasonably be expected to have a Material Adverse Effect or in the case of violations relating to any Principal Property, materially detract from the value thereof or materially interfere with any present use thereof.

      SECTION 3.19 Intellectual Property. (a) Schedule 3.19 sets forth a list of all Intellectual Property Rights (including any licenses or sublicenses thereof as to which Seller or any of its Affiliates is a party).

      (b) (i) Seller has not been named as a defendant in any pending action, suit, investigation or proceeding relating to, or otherwise has been notified in writing of, any alleged claim of material infringement of any patents, trademarks, trade names, service marks, service names, or copyrights, and neither Seller nor Ball has any knowledge of any other claim of infringement by Seller and (ii) neither Seller nor Ball has any knowledge of any continuing infringement by any other Person of any Intellectual Property Right. No Intellectual Property Right is subject to any outstanding judgment, injunction, order or decree restricting the use thereof by Seller with respect to the Business or restricting the licensing thereof by Seller or Ball to any Person.

      SECTION 3.20 Employees. Schedule 3.20 sets forth a true and complete list of (i) the names and titles of all employees of the Business whose annual base salary exceeds $50,000 and (ii) the wage rates for non-salaried employees of the Business (by classification). The annual salaries and other compensation of all employees of the Business referred to in clause (i) above have been previously furnished in writing to Buyer.

      SECTION 3.21 Products. To the knowledge of Seller, each of the products produced or sold by Seller in connection with the Business is, and at all times up to and including the sale thereof has been, in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations.

      SECTION 3.22 Finders' Fees. Except for Lehman Brothers Inc., whose fees will be paid by Seller, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or Ball who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements.

      SECTION 3.23 Environmental Matters. (a) To the knowledge of Seller or Ball and except as would not, individually or in the aggregate, have a Material Adverse Effect, (i) Seller is in compliance with all applicable Environmental Laws; (ii) Seller holds all Environmental Permits and is in compliance therewith, and (iii) there are no Environmental Liabilities.

      (b) Except as disclosed in Schedule 3.23, Seller has not received any written request for information, or been notified that it is a potentially responsible party, under CERCLA, or any similar state, local or foreign law with respect to any Real Property or any other property now or previously owned, leased or operated by Seller.

      (c) Except as disclosed in Schedule 3.23, Seller has not entered into or agreed to any consent decree or order and is not subject to any judgment, decree or judicial order relating to compliance with or the cleanup of Hazardous Substances under any applicable Environmental Law.

      (d) Except as disclosed in Schedule 3.23, none of the Real Property or any other property now or, to the knowledge of Seller or Ball, previously owned, leased or operated by Seller is listed or, to the knowledge of Seller or Ball, proposed for listing on the "National Priorities List" under CERCLA, or on the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the United States Environmental Protection Agency, as updated through the date hereof, or any similar state list of sites requiring investigation or cleanup.

      (e) Except as disclosed in Schedule 3.23, to the knowledge of Seller or Ball and except as would not, individually or in the aggregate, have a Material Adverse Effect, no reportable quantity of a Hazardous Substance has been Released at, on or under any of the Real Property or any other property now or previously owned, leased or operated by Seller.

      (f) Except as disclosed in Schedule 3.23, in connection with or relating to the Assets, Business, Real Property or any other property now or, to the knowledge of Seller or Ball previously owned, leased or operated by Seller, no written notice, demand, citation, summons or order has been received or, to the knowledge of Seller or Ball, issued which has not been cured, no complaint has been served and remains pending, no penalty has been assessed which remains pending and no investigation or review is pending, or to the knowledge of Seller or Ball, threatened by any governmental entity or third party with respect to any (i) alleged violation of any Environmental Law, (ii) alleged failure to have any Environmental Permit, or (iii) Release of Hazardous Substances.

      (g) There are no Liens under Environmental Laws on any of the Real Property or the Assets and no governmental actions have been taken or, to the knowledge of Seller or Ball, are in process which could subject any of such Real Property or Assets to such Liens. No notices or restrictions relating to Hazardous Substances have been or are required to be placed in any deed to any Real Property.

      (h) Except as disclosed in Schedule 3.23, there are no Environmental Permits that are nontransferable or cannot remain in full force and effect following the consummation of the transactions contemplated hereby.

      (i) Except as disclosed in Schedule 3.23, neither the execution of this Agreement nor the consummation of the transaction that is the subject of this Agreement will require any site investigation or cleanup, or notification to or consent of governmental agencies or third parties pursuant to any Environmental Law.

      (j) Seller has provided Buyer with any environmental investigation, study or audit conducted in the past five years in relation to any Asset or Real Property that is in the possession of Seller.

      (k) For the purposes of this Section, the term "Seller" shall include any entity which is, in whole or in part, a predecessor of Seller.

      SECTION 3.24 Representations as to Madera. The representations and warranties made by Seller and Ball in Sections 3.5, 3.8 and 3.12 through 3.23 are made as to Madera to the same extent as they are made as to Seller or the Business.


                                   ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to Seller and Ball as of the date hereof and as of the Closing Date that:

      SECTION 4.1 Organization and Existence. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all powers and all material governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted.

      SECTION 4.2 Authorization. The execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement to which Buyer is a party are within the powers of Buyer and have been duly authorized by all necessary action on the part of Buyer. This Agreement constitutes and, when executed and delivered, each Ancillary Agreement to which Buyer is a party will constitute, a valid and binding agreement of Buyer (assuming due authorization and execution by the other parties thereto), enforceable in accordance with its terms, except as (i) the enforceability hereof and thereof may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium or similar laws affecting the enforcement of creditors' rights generally and (ii) the availability of equitable remedies may be limited by equitable principles of general applicability.

      SECTION 4.3 Governmental Authorization. The execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement to which Buyer is a party require no action by or in respect of, or filing with, any governmental body, agency or official other than (i) compliance with any applicable requirements of the HSR Act and (ii) any such action or filing as to which the failure to make or obtain would not, individually or in the aggregate, have a Material Adverse Effect.

      SECTION 4.4 Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement to which Buyer is a party do not and will not (i) violate the constituent documents of Buyer or (ii) assuming compliance with the matters referred to in Section 4.3, violate any applicable law, rule, regulation, judgment, injunction, order or decree or (iii) constitute a default under any right or obligation of Buyer or any provision of any agreement, contract or other instrument binding upon Buyer except, in the case of clauses (ii) and (iii), as would not, individually or in the aggregate, have a Material Adverse Effect or prevent Buyer from performing any of its obligations hereunder or under the Ancillary Agreements.

      SECTION 4.5 Finders' Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer who might be entitled to any fee or commission from Seller or any of Seller's Affiliates upon consummation of the transactions contemplated by this Agreement.

      SECTION 4.6 Litigation. There is no action, suit, investigation or proceeding pending against, or to the knowledge of Buyer threatened against or affecting, Buyer before any court or arbitrator or any governmental body, agency or official which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated hereby or by the Ancillary
Agreements or materially adversely affect or restrict Buyer's ability to consummate the transactions contemplated hereby or by the Ancillary Agreements.


                                   ARTICLE 5

                          COVENANTS OF SELLER AND BALL

      Seller and Ball, on a joint and several basis, agree that:

      SECTION 5.1 Conduct of the Business. From the date hereof until the Closing Date, Seller shall, and Ball shall cause Seller to, conduct the Business in the ordinary course consistent with past practice and use its reasonable best efforts to preserve intact the business organizations and relationships with third parties and keep available the services of the present employees of the Business. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as set forth in Schedule 5.1, Seller will not, and Ball will cause Seller not to:

      (a) acquire assets from any other Person other than in the ordinary course consistent with past practice;

      (b) sell, lease, license or otherwise dispose of any Assets except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practice;

      (c) permit Madera to (i) make any payment of any dividend or other distribution, other than regular cash dividends in amounts consistent with past practice, in respect of any outstanding equity security of Madera in cash, securities or any other property, (ii) repurchase, redeem or otherwise acquire any outstanding equity security of Madera or (iii) issue any additional equity security of Madera.

      (d) enter into any agreement or contract with respect to the Business which is not assignable (or which requires the consent of a third party to assign) to Buyer; or

      (e)  agree or commit to do any of the foregoing.

      SECTION 5.2 Access to Information; Confidentiality. (a) From the date hereof until the Closing Date, Seller will, and Ball will cause Seller to (i) give Buyer, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books, records and personnel of Seller and Ball relating to the Business, (ii) furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Business as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of Seller and Ball to cooperate with Buyer in its investigation of the Business. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller or Ball.

      (b) After the Closing, Seller and Ball will hold, and will use their best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors, agents and Affiliates to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Business or the Assets, except to the extent that such information can be shown to have been (i) in the public domain through no fault of Seller or Ball or (ii) later lawfully acquired by Seller or Ball from sources other than those related to Seller's prior ownership of the Business. The obligation of Seller, Ball and their respective Affiliates to hold any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

      SECTION 5.3 Trademarks; Tradenames. On or prior to the Closing Date, Buyer, Ball and Seller shall enter into mutually satisfactory arrangements with respect to the use by Buyer of the "Ball" tradename and any related trademarks and tradenames used in connection with the Business.

      SECTION 5.4 Notices of Certain Events. Seller and Ball shall promptly notify Buyer of:

      (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement and the Ancillary Agreements;

      (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement and the Ancillary Agreements;

      (c) any actions, suits, claims, investigations or proceedings commenced or, to their knowledge threatened against, relating to or involving or otherwise affecting (i) Seller, (ii) Ball, to the extent related to the Business or (iii) the Business that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.14 or that relate to the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements; and

      (d) the damage or destruction by fire or other casualty of any Asset or part thereof or in the event that any Asset or part thereof becomes the subject of any proceeding or, to the knowledge of Seller or Ball, threatened proceeding for the taking thereof or any part thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action.


                                   ARTICLE 6

                            COVENANTS OF THE PARTIES

      The parties hereto agree that:

      SECTION 6.1 Confidentiality. The Confidentiality Agreements, as modified by Section 6.4 hereof, shall remain in full force and effect prior to the Closing Date and after any termination of this Agreement.

      SECTION 6.2 Reasonable Best Efforts; Further Assurances. (a) Subject to the terms and conditions of this Agreement, the parties hereto will use their reasonable best efforts (but without the payment of money) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws and regulations to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. Each party agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement and the Ancillary Agreements and to vest in Buyer good title to the Assets.

      (b) Seller hereby constitutes and appoints, effective as of the Closing Date, Buyer and its successors and assigns as the true and lawful attorney of Seller with full power of substitution in the name of Buyer or in the name of Seller, but for the benefit of Buyer (i) to collect for the account of Buyer any Assets and (ii) to institute and prosecute all proceedings which Buyer may in its sole discretion deem proper in order to assert or enforce any right, title or interest in, to or under the Assets, and to defend or compromise any and all actions, suits or proceedings in respect of the Assets. Buyer shall be entitled to retain for its own account any amounts collected pursuant to the foregoing powers, including any amounts payable as interest in respect thereof.

      SECTION 6.3 Resolution of Claims. In order to facilitate the resolution of any claims made by or against or incurred by any party, after the Closing, upon reasonable notice, each other party shall, to the extent, and only to the extent, necessary to permit such party to facilitate the resolution of any such claim, (i) afford the officers, employees and authorized agents and representatives of such party reasonable access, during normal business hours, to the offices, properties, books and records of such other party with respect to the Assets, the Assumed Liabilities and the Business and (ii) furnish to the officers, employees and authorized agents and representatives of such party such additional financial and other information regarding the Assets, the Assumed Liabilities and the Business as such party may from time to time reasonably request. In order to facilitate the resolution of any claims made by a third party against Seller or Buyer, each party shall make available to the other party the employees of such party whose assistance, testimony or presence is necessary to assist such other party in evaluating and defending any such claims, including the presence of such persons as witnesses in hearings or trials for such purposes; provided that such investigation shall not unreasonably interfere with the business or operations of the providing party or any of its Affiliates.

      SECTION 6.4 Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement without the prior written consent of all of the parties hereto.

      SECTION 6.5 WARN Act. The parties agree to cooperate in good faith to determine whether any notification may be required under the Worker Adjustment and Retraining Notification Act (the "WARN Act") as a result of the transactions contemplated by this Agreement. Seller will cooperate with Buyer prior to the Closing in providing any notification that may be required under the WARN Act with respect to any Transferred Employees. Seller will be responsible for providing any notification that may be required under the WARN Act with respect to any employees of the Business that are not Transferred Employees.

      SECTION 6.6 Undertaking. From the date hereof until the earlier of the Closing Date or any termination of this Agreement, SGC hereby covenants and undertakes to cause Buyer to comply with each of its representations, warranties, covenants, agreements and obligations under this Agreement to the same extent as if such representations, warranties, covenants, agreements and obligations were binding upon SGC and to guaranty the obligation of Buyer to pay the Purchase Price subject to the terms and conditions set forth herein.

      SECTION 6.7 Regulatory and Other Authorizations; Consents. The parties hereto will use their reasonable best efforts (but without the payment of money) to obtain all authorizations, consents, orders and approvals of Federal, state and local regulatory bodies and officials and third parties that may be or become necessary for the execution and delivery of, and the performance of their obligations pursuant to, this Agreement and the Ancillary Agreements. Each party hereto agrees (i) to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby promptly following the date hereof and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act and (ii) to cooperate with one another (x) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any contracts, in connection with the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements and (y) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.


                                   ARTICLE 7

                                  TAX MATTERS

      SECTION 7.1 Tax Definitions. The following terms, as used herein, have the following meanings:

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Pre-Closing Tax Period" means (i) any Tax period ending on or before the Closing Date and (ii) with respect to a Tax period that commences before but ends after the Closing Date, the portion of such period up to and including the Closing Date.

      "Tax" means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, franchise, capital, paid-up capital, profits, greenmail, license, withholding (on amounts paid by or to the relevant Person), payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge or any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax.

      SECTION 7.2 Tax Matters. Seller and Ball, on a joint and several basis, hereby represent and warrant to Buyer on the date hereof and on the Closing Date that:

      (a) Seller has timely filed all material returns required to be filed with respect to Taxes pertaining to the Assets or the Business and all Taxes shown thereon as due have been paid. Seller has timely paid or caused to be paid all material Taxes for all Pre-Closing Tax Periods which will have been required to be paid on or prior to the Closing Date, the non-payment of which would result in an encumbrance on any Asset, would otherwise adversely affect the Business or would result in Buyer or any equity owner of Buyer becoming liable or responsible therefor.

      (b) Except as disclosed in Schedule 7.2, Seller has not received from any governmental or regulatory authority any written notice of a proposed material adjustment, deficiency or underpayment of any Taxes pertaining to the Assets or the Business, which notice has not been satisfied by payment or been withdrawn.

      (c) Schedule 7.2 contains a complete list of states in which Seller has filed a Tax return relating to the Business or the Assets since 1993.

      (d) Except as disclosed in Schedule 7.2, Seller is not under any obligation to pay the Tax obligation of, or indemnify, any other Person with respect to any Tax.

      SECTION 7.3 Tax Cooperation: Allocation of Taxes. (a) Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Assets and the Business (including, without limitation, access to books and records) as is reasonably necessary for the filing of all Tax returns, and making of any election related to Taxes, the preparation for any audit by any taxing authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax return. Buyer and Seller shall retain all books and records with respect to Taxes pertaining to the Assets for a period of at least six years following the Closing Date. At the end of such period, each party shall provide the other with at least ten days prior written notice before destroying any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. Seller and Buyer shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Business and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this paragraph (a) of Section 7.3.

      (b) All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Assets (other than such taxes or obligations arising from or with respect to the assets or operations of Madera to the extent reflected as a liability on the Madera Closing Balance Sheet) for a taxable period which includes (but does not end on) the Closing Date (collectively, the "Apportioned Obligations") shall be apportioned between Seller and Buyer as of the Closing Date based on the number of days of such taxable period included in the Pre-Closing Tax Period and the number of days of such taxable period after the Closing Date (with respect to any such taxable period, the "Post-Closing Tax Period"). Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period. Upon receipt of any bill for real or personal property taxes relating to the Assets, each of Seller and Buyer shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 7.3(b) together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within 10 days after delivery of such statement. In the event that either Seller or Buyer shall make any other payment for which it is entitled to reimbursement under this Section 7.3(b), the other party shall make such reimbursement promptly but in no event later than 10 days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any payment required under this Section and not made within 10 days of delivery of the relevant statement shall bear interest at the rate per annum determined in Section 2.9(e), for each day until paid.

      (c) Buyer shall provide Seller with resale exemption certificates as appropriate. Subject to Section 12.8 but notwithstanding Section 2.4(a), any transfer, documentary, sales, use, value-added, gain, excise or other similar Taxes (including real property transfer taxes) arising out of or in connection with the transactions contemplated by this Agreement and the Ancillary
Agreements and any recording or filing fees with respect thereto or the instruments transferring the Assets to Buyer, shall be shared equally by Buyer and Seller; provided, however, that Seller shall be responsible for any and all such transfer Taxes (including gross receipt and real estate transfer taxes) imposed by the State of Indiana or any political subdivision thereof to the extent such Tax is creditable for Indiana income Tax purposes.


                                   ARTICLE 8

                               EMPLOYEE BENEFITS

      SECTION 8.1 Employee Benefits Definitions. The following terms, as used herein, having the following meanings:


      "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA Affiliate" of any entity means any other entity which, together with such entity, would be treated as a single employer under Section 414 of the Code.

      "Multiemployer Plan" means each Plan that is a multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA.

      "Plans" means the plans referred to in the first sentence of Section 8.2.

      SECTION 8.2 ERISA Representations. (a) Schedule 8.2(a) lists (i) all employee benefit plans as defined in Section 3(3) of ERISA, (ii) all bonus, stock option, stock purchase, restricted stock appreciation or other similar incentive plans, retirement programs or arrangements, (iii) all employment, severance or compensation agreements, or policies and (iv) each plan or arrangement providing for medical or dental benefits, insurance coverage (including any self-insured arrangements), worker's compensation, disability benefits, vacation or unemployment benefits as each of the foregoing were entered into, maintained, or contributed to, by Seller, or any member of its ERISA Group for, or with respect to, the Business Employees, as hereinafter defined, (collectively, the "Plans"). Each Plan is in writing and Seller has made available to Buyer a complete and accurate copy of each Plan document or agreement and, if applicable, the summary plan description, any summary of material modifications, the most recently filed Form 5500 and the most recently received IRS determination letter for each such Plan, where applicable. Seller has provided Buyer with, or has caused to be provided to Buyer complete actuarial data (including age, salary, service and related data) as of the most recent practicable date for Business Employees.

      (b) Each Plan has been operated in substantial compliance with its terms and the material requirements of applicable law, where a failure to do so would be reasonably expected to have a Material Adverse Effect. No legal action, suit or claim is pending or, to the knowledge of Seller, threatened, with respect to any Plan (other than claims for benefits in the ordinary course), and to the knowledge of Seller, no fact or event exists that could reasonably be expected to give rise to any such action, suit or claim, in each case, where such action, suit or claim would reasonably be expected to have a Material Adverse Effect.

      (c) Except as disclosed in Schedule 8.2(c), none of the Plans is a multiemployer plan, within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a "Multiemployer Plan"). If Seller or any ERISA Affiliate of Seller were to incur a complete or partial withdrawal from any of Seller's Multiemployer Plans on or before the Closing Date, neither Seller nor any ERISA Affiliate of Seller would incur any withdrawal liability under Title IV of ERISA. No Multiemployer Plan is or is reasonably expected to become "insolvent" or in "reorganization", as such terms are defined for purposes of Title IV or ERISA.

      (d) Neither Seller nor any of Seller's Affiliates has incurred or will incur prior to the Closing any Liability under Title IV of ERISA arising in connection with the termination of, or withdrawal from, any plan covered or previously covered by Title IV of ERISA that could become, after the Closing Date, an obligation of Buyer or any of its Affiliates.

      (e) Except as disclosed in Schedule 8.2(e), each Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service that it is so qualified, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code and, to Seller's knowledge, no event has occurred since the date of such determination letter to adversely affect the qualified status of such Plan or the exempt status of such trust.

      (f) Except as disclosed in Schedule 8.2(f), with respect to the Business Employees there are no employee post-retirement medical or health plans in effect.

      (g) Except as disclosed in writing to Buyer prior to the date hereof, there has been no amendment to, written interpretation of or announcement (whether written or not written) by Seller or any of its Affiliates relating to, or change in employee participation or coverage under, any Plan which would increase materially the expense of maintaining such Plan above the level of the expense incurred in respect thereof for the most recent fiscal year.

      (h) The Assets are not now nor will they after the passage of time be subject to any lien imposed under Code Section 412(n) by reason of the failure of Seller or its Affiliates to make timely installments or other payments required by Code Section 412.

      (i) Except as disclosed in Schedule 8.2(i), as of December 31, 1994 the fair market value of the assets of each Seller Plan (excluding for these purposes any accrued but unpaid contributions) exceeded the accumulated benefit obligations (as that term is defined in SFAS #87) under such Seller Plan determined in accordance with the actuarial assumptions utilized by Seller in its financial statements as of December 31, 1994.

      (j) No "reportable event", within the meaning of Section 4043(c)(8), (9) or (12) of ERISA, has occurred in connection with any Seller Plan.

      (k) Except as disclosed in Schedule 8.2(k), and except as severance is otherwise contemplated by Section 8.4(a) or due to a breach by Buyer of its obligations under Section 8.4(b), no Transferred Business Employee will become entitled to any retirement, severance or similar benefit solely as a result of the transactions contemplated hereby.

      SECTION 8.3 Labor Matters. Except as set forth in Schedule 8.3, (i) there are no controversies pending or, to the knowledge of Seller, threatened, between Seller and any Business Employees, which controversies have had or are reasonably likely to have a Material Adverse Effect; (ii) Seller is not a party to any collective bargaining agreement or other labor union contract applicable to Business Employees; (iii) there are no grievances outstanding against Seller under any such agreement or contract which are reasonably likely to have a Material Adverse Effect; (iv) there are no unfair labor practice charges or complaints pending against Seller before the National Labor Relations Board or any similar state agency which are reasonably likely to have a Material Adverse Effect; and (v) there are no strikes, slowdowns, work stoppages, lockouts, union organizational campaigns or other protected concerted activity under the National Labor Relations Act or, to Seller's knowledge, threats thereof, by or with respect to any employees of Seller which are reasonably likely to have a Material Adverse Effect.

      SECTION 8.4 Offer of Employment. (a) Salaried Employees. With respect to those employees of Seller in the Business who are employed by Seller as salaried employees immediately prior to the Closing Date and with respect to the employees listed on Schedule 8.4(a) (both groups being hereinafter referred to as the "Salaried Employees"), Buyer shall offer employment to those employees whom it elects to employ after the Closing Date at least 10 days prior to the Closing Date, and those accepting such offer prior to the Closing Date shall become employees of Buyer as of the Closing Date (the "Transferred Salaried Employees"). In the event that any of such Salaried Employees of Seller decline such offer of employment, they will be deemed to have voluntarily resigned from employment with Seller. In the event Buyer does not make an offer of employment to a Salaried Employee, or in the event that Buyer makes such offer, the offer is accepted by a Salaried Employee and Buyer terminates the employment of such Transferred Salaried Employee without good cause within 365 days following the Closing Date, Buyer shall pay severance (including cost of benefits) in accordance with the applicable Seller's severance plan as disclosed in Schedule 8.2; provided that severance benefits for any Transferred Salaried Employee whose employment is terminated by Buyer more than 365 days following the Closing Date shall be determined in accordance with the severance policy of Buyer then in effect. Seller agrees to give Buyer reasonable access to files and records needed by Buyer and relevant to Buyer's decision regarding making offers of employment to the Salaried Employees referred to above.

      (b) Hourly Employees. With respect to those employees of Seller in the Business who are employed by Seller as hourly employees and who are listed on the "Seniority List" maintained by Seller immediately prior to the Closing Date (the "Hourly Employees"), Buyer shall offer employment to all such employees at least 10 days prior to the Closing Date, and those accepting such offers prior to the Closing Date shall become employees of Buyer as of the Closing Date (the "Transferred Hourly Employees"). In the event that such Transferred Hourly Employees of Seller decline such offer of employment, they will be deemed to have voluntarily resigned in all circumstances, and shall not be deemed eligible for severance benefits and other benefit eligibility will be determined accordingly.

      (c)  Business  Employees;  Transferred  Employees.  For  purposes  of this
Article 8, the term "Business Employees" shall be deemed to refer to Salaried Employees and Hourly Employees in the aggregate. The term "Transferred Business Employee" shall be deemed to refer to those Business Employees who accept employment with Buyer.

      SECTION 8.5 Compensation and Benefit Arrangements. (a) Assumption of Liabilities. As of the Closing Date, Seller shall retain (i) all employee-related liabilities for all employees who have retired from Seller on or prior to the Closing Date (and are not employed by Buyer or its Affiliates after the Closing Date), and for any of their dependents, beneficiaries or joint annuitants; (ii) all liabilities with respect to long-term disability benefits for all Business Employees (who are receiving long-term disability benefits as of the Closing Date) and retirees accrued through such date as any such Business Employee or retiree returns to full- time employment with Buyer or its Affiliates; (iii) liabilities with respect to deferred incentive compensation to the extent accrued as of December 31, 1994; and (iv) all liabilities with respect to Seller Pension Plans provided pursuant to Sections 8.7 and 8.8 of this Agreement, and any agreements entered into pursuant thereto. As of the Closing Date, Buyer shall assume all other employee-related liabilities for all Transferred Business Employees and any of their dependents, beneficiaries or joint annuitants, without regard to when such liabilities arose, which liabilities shall include without limitation unless expressly provided below, salaries, wages, incentive pay, benefits under all severance and similar programs, vacation benefits (including earned, banked or otherwise accrued vacation benefits), medical benefits, disability benefits (other than long-term disability benefits), life insurance benefits, retirement benefits (other than benefits under Seller Pension Plans (except as otherwise provided pursuant to Sections 8.7 and 8.8 of this Agreement, and any agreements entered into pursuant thereto)), retiree medical and life insurance benefits, workers' compensation benefits and all other benefits accrued as of the Closing Date.

      (b) Continuation of Benefits. For a period of not less than one year following the Closing Date, Buyer shall (or shall cause the Business or any other appropriate subsidiary or Affiliate of Buyer to) provide the Transferred Business Employees with benefits (including, without limitation, welfare benefits and severance benefits) that are no less favorable, taken as a whole, to the benefits provided under the Plans, other than any stock option, stock appreciation right or other employer stock-based plan (which for purposes of this sentence shall not include Seller's 401(k) plan merely because of the ESOP maintained in connection therewith) as in effect on the Closing Date. Buyer agrees to cause the waiver of any waiting periods and pre-existing conditions applicable to its welfare plan benefits after the Closing Date, insofar as such limitations will otherwise apply to Transferred Business Employees after the Closing Date and agrees to recognize any credit toward the satisfaction of deductibles or similar out-of-pocket expense limits that a Transferred Business Employee has accumulated as of the Closing Date for purposes of the relevant welfare benefit arrangements following the Closing Date.

      (c) Service Credit for Salaried Employees. To the extent that service is relevant for purposes of eligibility or vesting under any employee benefit plan, program or arrangement (including any retiree medical program) established or maintained by Buyer for the benefit of Transferred Salaried Employees, such plan, program or arrangement shall credit such Transferred Salaried Employees or former Transferred Salaried Employees for service on or prior to the Closing with Seller, or any Affiliate thereof including the Business.

      (d) Service Credit for Hourly Employees. To the extent that service is relevant for purposes of eligibility or vesting under any employee benefit plan, program or arrangement (including any retiree medical program) established or maintained by Buyer for the benefit of Transferred Hourly Employees, such plan, program or arrangement shall credit such Transferred Hourly Employees or former Transferred Hourly Employees for service on or prior to the Closing with Seller, or any Affiliate thereof including the Business.

      SECTION 8.6 Collective Bargaining Agreements. Buyer agrees subject to the rights of any affected Hourly Employees covered by a collective bargaining agreement, to continue to recognize the unions listed in Schedule 8.3 as the collective bargaining agents for such affected Hourly Employees and shall assume the collective bargaining agreements listed in Schedule 8.3 in their entirety.

      SECTION 8.7 Seller Pension Plans. (a) Seller shall retain liability for all benefits accrued as of the Closing Date for all Business Employees and former Business Employees who are participants under any Plan that is a defined benefit pension plan (the "Seller's Pension Plans") and shall retain all liability for all benefits under such Plans, whether accrued before or after the Closing Date, for all Business Employees, including Transferred Business Employees. Seller shall vest all such Transferred Business Employees in their accrued benefits under Seller's Pension Plans as of the Closing Date to the extent required by the provisions of Seller's Pension Plans.

      (b) Effective as of the Closing Date, Buyer shall establish or provide Transferred Business Employees covered by one or more of Seller's Pension Plans with an employee retirement plan or plans which will provide such Transferred Business Employees with a substantially comparable level of benefits to that provided to such employees by Seller's Pension Plans immediately prior to the Closing Date. To the extent that service is relevant for participation and vesting (but not for purposes of benefit calculation, including the calculation of early retirement subsidies) under any plan provided or established by Buyer pursuant to the next preceding sentence, Buyer shall credit Transferred Business Employees under such plan for service on or before the Closing Date to the extent that such service would have been credited to them under the terms of Seller's Pension Plans as they existed immediately prior to the Closing Date. Any such pension plan established pursuant to this Section 8.7 for Transferred Hourly Employees who are subject to any collective bargaining agreement with Seller which is assumed by Buyer hereunder shall bear all costs attributable to benefit increases negotiated in subsequent collective bargaining agreements covering such Transferred Hourly Employees, including benefit increases attributable to years of service prior to the Closing Date.

      SECTION 8.8 Seller Hourly Pension Plans -- Further Discussions. Notwithstanding Section 8.7(a) and other provisions of this Article 8, Buyer and Seller may hereafter agree that Buyer shall assume the plan sponsorship of Seller's pension plans for hourly employees governed by the collective bargaining agreements listed on Schedule 8.3, and may agree to revise certain provisions hereof relating to Seller's and Buyer's pension plans following the Closing, including without limitation crediting service for early retirement subsidies, on terms to be mutually agreed between Buyer and Seller.

      SECTION 8.9 Defined Contribution Plan. Effective as of the Closing Date, the Transferred Business Employees shall no longer participate in the defined contribution savings (401(k)) plans of Seller (the "Defined Contributions Plans") and Buyer shall establish a replacement defined contribution plan or plans (the "New Defined Contribution Plan") intended to be qualified under Sections 401(a) and 401(k) of the Code, and a related trust intended to be exempt from taxation under Section 501(a) of the Code for the benefit of the
Transferred Business Employees, the terms of which plan and trust shall be no less favorable to participants than the terms of the Defined Contribution Plan and its associated trust in effect as of the Closing Date; provided, however, that the New Defined Contribution Plan need not constitute an employer match feature as an ESOP. Buyer agrees as soon as practicable after the Closing Date to apply for, and to take all actions necessary to secure, a determination letter from the Internal Revenue Service to the effect that the New Defined Contribution Plan is qualified under the applicable provisions of the Code. Buyer shall recognize the Transferred Business Employees' service with Seller or any Affiliate of Seller prior to the Closing Date for all purposes under the New Defined Contribution Plan. As soon as practicable and administratively feasible following the Closing Date, Seller shall cause to be transferred, from the Defined Contribution Plans to the New Defined Contribution Plan and related trust, assets in the form of cash or marketable securities equal to the finalized account balances of the Transferred Business Employees who participated in the Defined Contribution Plans, adjusted to reflect earnings thereon from the Closing Date to the date of transfer, and fully vested. Such transfer shall be effected in accordance with applicable law and regulations and Buyer shall make or cause to be made, and Seller shall make or cause to be made, any required filings in connection therewith. Buyer and Seller, or their respective Affiliates may each require, as a condition to any such transfer, satisfactory evidence of the qualified status of the Defined Contribution Plans involved. In consideration of such transfer, Buyer or one of its Affiliates shall assume all Liabilities to Transferred Business Employees under the Defined Contribution Plans. Each of the parties hereto shall pay its own expenses in connection with such transfer. Neither Buyer nor any of its Affiliates shall assume any other Liabilities arising under or attributable to the Defined Contribution Plans, the same to be retained or assumed by Seller. Buyer shall indemnify Seller and hold Seller harmless from, any and all liability, claims, costs and expenses (including reasonable attorney's fees) incurred by Seller by reason of Buyer's failure to qualify the New Defined Contribution Plan and related trust pursuant to the relevant provisions of the Code. Seller shall indemnify Buyer with respect to, and hold Buyer harmless from, any and all liability, claims, costs and expenses (including reasonable attorney's fees) incurred by Buyer by reason of the failure of the Defined Contribution Plans and related trusts to be properly qualified pursuant to the relevant provisions of the Code.

      SECTION 8.10 Multiemployer Plans. Buyer shall assume Seller's obligation to contribute to each of Seller's Multiemployer Plans applicable to the Business. With respect to those Multiemployer Plans applicable to Transferred Hourly Employees, (a) Buyer shall contribute substantially the same number of contribution base units for which the Business had an obligation to contribute with respect to the Transferred Hourly Employees under the applicable collective bargaining agreement immediately prior to the Closing, (b) Buyer shall furnish bonds and/or escrows, or shall obtain a waiver of any requirements to furnish bonds and/or escrows or shall comply with alternatives acceptable to any Seller's Multiemployer Plans, in order to ensure compliance with the terms of
Section 4204 of ERISA and the regulations thereunder, (c) in the event Buyer incurs a complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) with respect to any of Seller's Multiemployer Plans, Buyer shall cause any resulting withdrawal liability to be timely paid and if such withdrawal occurs within the first five plan years following the Closing Date, and Buyer shall fail to pay such withdrawal liability in a timely manner to the relevant Multiemployer Plan, Seller agrees it will be secondarily liable for such payment as required by Section 4204 of ERISA and (d) Buyer shall notify each of Seller's Multiemployer Plans of this transaction and, if applicable, satisfy such plan that this transaction complies with the terms of Section 4204 of ERISA.

      SECTION 8.11 WARN Act. In the event Buyer does not continue all the operations of the Business and/or does not employ all employees of Seller after the Closing Date, Buyer shall be liable and responsible for any notification required to be provided under the Worker Adjusted and Retraining Notification Act, and Buyer shall indemnify Seller for any claims arising out of any breach of this covenant. Seller agrees to cooperate with Buyer in complying with any WARN requirement that must be satisfied prior to the Closing Date.

      SECTION 8.12 Transition Services. Seller and Buyer agree that for a period of approximately twelve months after the Closing Date, certain transition services will be needed by Buyer relating to testing, accounting, payroll, benefit plan administration and other matters in order for Buyer to effectively operate the Business. Seller agrees to make available its employees to provide such services on an interim basis for a fee, pursuant to a separate Transition Services Agreement which will be executed by Seller and Buyer before the Closing Date and which will contain terms to be mutually agreed upon.

      SECTION 8.13 No Third Party Beneficiaries. No provision of this Article shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or of any of its Affiliates in respect of continued employment (or resumed employment) with either Buyer or the Business and no provision of this Article shall create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any Plan or arrangement which may be established by Buyer or any of its Affiliates.


                                   ARTICLE 9

                             CONDITIONS TO CLOSING

      SECTION 9.1 Conditions to Obligations of Each Party. The obligations of each party to consummate the Closing are subject to the satisfaction of the following conditions:

      (a) Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

      (b) No provision of any applicable law or regulation and no judgment, injunction, order or decree shall (i) prohibit the consummation of the Closing or (ii) restrain, prohibit or otherwise interfere with the effective operation or enjoyment by Buyer of all or any material portion of the Business or the Assets.

      (c) The closing of the transactions contemplated by the ANC Purchase Agreement and the LLC Agreement (including without limitation delivery of the Parent Sideletter (as defined in the LLC Agreement)) shall have occurred simultaneously and such agreements shall be in full force and effect.

      SECTION 9.2 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

      (a) (i) Seller and Ball shall have performed in all material respects all of their obligations hereunder required to be performed by them on or prior to the Closing Date, (ii) the representations and warranties of Seller and Ball contained in this Agreement and in any certificate or other writing delivered by Seller or Ball pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true in all material respects at and as of the Closing Date, as if made at and as of such date (other than the representation and warranty set forth in Section 3.13(c), which shall only be made as of the date of this Agreement) and (iii) Buyer shall have received a certificate signed by the President of each of Seller and Ball to the foregoing effect.

      (b) Buyer shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom, counsel to Seller and Ball, dated the Closing Date, in form and substance reasonably satisfactory to Buyer. In rendering such opinion, such counsel may rely (i) upon certificates of public officers, (ii) as to matters governed by the laws of jurisdictions other than the State of New York, the General Corporation Law of the State of Delaware or the federal laws of the United States of America, upon opinions of counsel reasonably satisfactory to Buyer, copies of which shall be contemporaneously delivered to Buyer, and (iii) as to matters of fact, upon certificates of officers of Seller and Ball.

      (c) Each of the Ancillary Agreements shall have been executed and delivered by the parties thereto other than Buyer and assuming due execution and delivery by Buyer, each such Ancillary Agreement shall be in full force and effect.

      (d) Seller shall have received all Required Consents and all consents, authorizations or approvals from the governmental agencies referred to in
Section 3.3, in each case in form and substance reasonably satisfactory to Buyer, and no such consent, authorization or approval shall have been revoked.

      (e) Buyer shall have obtained at its election and its sole cost an ALTA extended coverage form of owner's title insurance policy, or in the case of leased, plant Real Property a leasehold owner's title insurance policy, or the local equivalent in the jurisdiction where such Real Property is located, or a binder to issue the same, dated the Closing Date, insuring or committing to insure, at ordinary premium rates, title to the Real Property in question and the easements appurtenant thereto and necessary for the use thereof, in each case free and clear of Liens except the Permitted Liens, such policy or binder to be issued by a responsible title insurance company selected by Buyer, to be in an amount reasonably satisfactory to Buyer, to be in form and substance and include such endorsements and affirmative coverages (including without limitation coverage over general exceptions, survey coverage, contiguity endorsement (if applicable), location endorsement, subdivision endorsement, zoning endorsement, tie-in endorsement and an endorsement that Real Estate Tax assessments do not include other properties, in each case to the extent available in the applicable jurisdiction) reasonably satisfactory to Buyer, and to be reinsured by reinsurers, in which amounts and under reinsurance agreements reasonably satisfactory to Buyer. The cost of any such policy, binder or equivalent and any surveys, opinions, searches or other materials, information or title "proofs" necessary to obtain the same shall be borne solely by Buyer. In addition, the election of Buyer not to obtain any such policy, binder or equivalent or the failure by Buyer to obtain the same due to Buyer's election or failure to bear the cost of any such surveys, opinions, searches or other materials, information or title "proofs" (which are not in Seller's possession or control and made available to Buyer) shall not constitute an unfulfilled condition to Buyer's obligation to consummate the Closing. Seller shall provide Buyer and its title insurance company with surveys, opinions, searches, abstracts, materials, information and other "proofs" which are currently in its possession or control and without incurring any expense charged by a third party that is not borne by Buyer. In addition, Seller shall provide Buyer's title insurance company such title "proofs", affidavits, "gap" and other reasonable indemnities as may be reasonably requested by such title insurance company and which are reasonably acceptable to Seller and contain such qualifications, limitations, conditions and exclusions therein as are reasonably acceptable to Seller.

      (f) The Net Financial Indebtedness of the Business (excluding Madera) shall be zero and the Net Financial Indebtedness of Madera shall be zero.

      (g) Since the Balance Sheet Date there shall not have been any event, change or development involving the Business which has had, or which is reasonably likely to have, a Material Adverse Effect.

      (h) No proceeding challenging this Agreement or seeking to restrain or prohibit the ownership or operation by Buyer or any of its Affiliates of all or any material portion of the Assets or the Business or to compel Buyer or any of its Affiliates to dispose of all or any material portion of the Business or Assets shall have been instituted by any Person and be pending before any court, arbitrator or governmental body, agency or official.

      (i) All receivables, liabilities and loans owing between Seller, on the one hand, and any of its Affiliates (including without limitation Madera), on the other hand, shall have been settled and repaid, other than any differences between estimates of such amounts as of the Closing Date and actual amounts reflected on the Final Balance Sheet or the Madera Final Balance Sheet, which differences will be settled pursuant to Section 2.9.

      (j) Buyer shall have received all documents it may reasonably request relating to the existence of Seller and Ball and the authority of Seller and Ball for entering into and the validity of, this Agreement and the Ancillary Agreements, and any other matters relevant hereto or thereto, all in form and substance reasonably satisfactory to Buyer.

      SECTION 9.3 Conditions to Obligations of Seller and Ball. The obligations of Seller and Ball to consummate the Closing are subject to the satisfaction of the following further conditions:

      (a) (i) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing Date, (ii) the representations and warranties of Buyer contained in this Agreement and in any certificate or other writing delivered by Buyer pursuant hereto, disregarding all qualifications and exceptions contained therein relating to materiality, shall be true in all material respects at and as of the Closing Date, as if made at and as of such date and (iii) Seller shall have received a certificate signed by the Chief Executive Officer of Buyer to the foregoing effect.

      (b) Each of the Ancillary Agreements shall have been executed and delivered by the parties thereto other than Seller or Ball and, assuming due execution and delivery thereof by Seller and Ball, each such Ancillary Agreement shall be in full force and effect.

      (c) Seller and Ball shall have received all documents they may reasonably request relating to the existence of Buyer and the authority of Buyer for entering into and the validity of this Agreement and the Ancillary Agreements and any other matters relevant hereto or thereto, all in form and substance reasonably satisfactory to Seller and Ball.


                                   ARTICLE 10

                           SURVIVAL; INDEMNIFICATION

      SECTION 10.1 Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until the second anniversary of the Closing Date or (i) in the case of the representations and warranties contained in Article 7, until expiration of the applicable statutory period of limitations (giving effect to any waiver, mitigation or extension thereof), (ii) in the case of Section 3.23, until the eighth anniversary of the Closing Date and (iii) in the case of Section 3.12, indefinitely. The covenants and agreements to be performed hereunder (including without limitation those set forth in Article 2) shall remain in full force and effect in accordance with their terms (or, if no survival period is specified, indefinitely); provided that the indemnification obligation of Seller and Ball pursuant to Section 10.2(a)(iv) shall survive the Closing until the eighth anniversary of the Closing Date. Notwithstanding the preceding two sentences, any representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time.

      SECTION 10.2 Indemnification. (a) Seller and Ball, on a joint and several basis, hereby indemnify Buyer and its Affiliates against and agree to hold each of them harmless from any and all damage, loss, liability and expense (including without limitation reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding, including any expenses incurred in connection with the enforcement of rights of any party pursuant to this Agreement) (collectively, "Loss") incurred or suffered by Buyer or any of its Affiliates arising out of:

          (i) any misrepresentation or breach of warranty made by Seller or Ball pursuant to this Agreement, disregarding all qualifications and exceptions contained therein relating to knowledge (except as used in Section 3.14), materiality or Material Adverse Effect;

          (ii) any breach of any covenant or agreement to be performed by Seller or Ball pursuant to this Agreement;

          (iii)the failure of Seller or Ball to perform their obligations with respect to any Excluded Liability; and

          (iv) any Environmental Liabilities;

provided that Seller and Ball shall not be liable (i) under this Section 10.2(a) with respect to any individual item of Loss, unless such item exceeds $50,000 and (ii) under Section 10.2(a)(i) (other than in connection with a misrepresentation or breach of Section 7.2) or 10.2(a)(iv) unless the aggregate amount of Loss with respect to all matters referred to in Section 10.2(a)(i) or 10.2(a)(iv) exceeds $3,000,000 and then only the extent of such excess. Buyer and its Affiliates shall not be entitled to indemnification pursuant to this
Section 10.2(a) with respect to any Loss to the extent that such Loss has been reimbursed pursuant to Section 2.9. Buyer and its Affiliates shall not be entitled to indemnification pursuant to Section 10.2(a)(iv) with respect to any Loss to the extent that Buyer and its Affiliates have been indemnified for such Loss pursuant to Section 10.2(a)(i).

      (b) Buyer hereby indemnifies Seller, Ball and their respective Affiliates against and agrees to hold each of them harmless from any and all Loss incurred or suffered by Seller, Ball or any of such Affiliates arising out of:

          (i) any misrepresentation or breach of warranty made by Buyer pursuant to this Agreement, disregarding all qualifications and exceptions contained therein relating to knowledge, materiality or Material Adverse Effect;

          (ii) any breach of covenant or agreement to be performed by Buyer pursuant to this Agreement;

          (iii)the failure of Buyer to perform its obligations with respect to any Assumed Liability; and

          (iv) the conduct of the Business by Buyer following the Closing;

provided that Buyer shall not be liable (i) under this Section 10.2(b) with respect to any individual item of Loss, unless such item exceeds $50,000 and
(ii) under Section 10.2(b)(i) unless the aggregate amount of Loss with respect to all matters referred to in Section 10.2(b)(i) exceeds $3,000,000 and then only the extent of such excess.

      SECTION 10.3 Procedures; Exclusivity. (a) The party seeking indemnification under Section 10.2 (the "Indemnified Party") shall give prompt written notice to the party against whom indemnity is sought (the "Indemnifying Party") of any claim, assertion, event or proceeding of which such Indemnified Party has knowledge concerning any Loss as to which such Indemnified Party may request indemnification under such Section or any Loss as to which the $3,000,000 amount referred to in the provisos to Sections 10.2(a) and 10.2(b) may be applied; provided that the failure to give such notice shall not relieve the Indemnifying Party from any liability under Section 10.2, except to the extent that the Indemnifying Party has been prejudiced by such failure. With respect to any such claim or proceeding by or in respect of a third party, the Indemnifying Party shall have the right to direct, through counsel of its own choosing, reasonably satisfactory to the Indemnified Party, the defense or settlement thereof at its own expense. If the Indemnifying Party elects to assume the defense of any such claim or proceeding, the Indemnifying Party thereby waives, except to the extent such right is expressly reserved by the Indemnifying Party, its right to contest its obligation to indemnify the Indemnified Party pursuant to this Section with respect to such claim or proceeding and the Indemnified Party may participate in such defense, but in such case the expenses of the Indemnified Party shall be paid by the Indemnified Party; provided that the fees and expenses of such Indemnified Party's counsel shall be borne by the Indemnifying Party if representation of both parties would be inappropriate due to actual or potential differing interests between them. The Indemnified Party shall provide the Indemnifying Party with reasonable access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with the Indemnifying Party in the defense or settlement thereof, and the Indemnifying Party shall reimburse the Indemnified Party for all of its reasonable out-of-pocket expenses in connection therewith. Upon assumption of the defense of any such claim or proceeding by the Indemnifying Party, the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability for so long as the Indemnifying Party is diligently defending such claim or demand and has posted any required appeal bonds in connection therewith, unless the Indemnifying Party consents in writing to such payment or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such liability. No such third party claim may be settled by the Indemnified Party without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. Any such settlement shall include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release of the Indemnified Party from all liability in respect of such claim. If the Indemnifying Party shall fail to promptly defend or fail to promptly prosecute or withdraws from such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Indemnifying Party's expense. If the Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding. Payments pursuant to Section 10.2 shall be limited to the amount of any liability or damage that remains after deducting therefrom any net Tax benefit to the Indemnified Party arising from the insurance proceeds and any incidence or payment of the liability or damage and any indemnity, contribution or other similar payment recovered by the Indemnified Party from any third party with respect thereto. A Tax benefit will be considered to be recognized by the Indemnified Party for purposes of this Section if the Indemnified Party is entitled to a current deduction (for Tax purposes) with respect to an item arising from the incidence or payment of the liability or damage and shall be deemed to be recognized in the tax period in which the indemnity payment occurs, and the amount of the Tax benefit shall be determined by applying the then applicable effective tax rate of the Indemnified Party after any deductions or other allowances reportable with respect to a payment hereunder.

      (b) After the Closing, Section 10.2 will provide the exclusive remedy for any claim relating to the subject matter of this Agreement (other than any claim for fraud), except as otherwise provided in Section 12.9.


                                   ARTICLE 11

                                  TERMINATION

      SECTION 11.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

      (a)  by mutual written agreement of Seller and Buyer;

      (b) by either Seller or Buyer if the Closing shall not have been consummated on or before December 31, 1995;

      (c) by either Seller or Buyer if there shall be any law or regulation that makes the consummation of the transactions contemplated hereby illegal or otherwise prohibited or if consummation of the transactions contemplated hereby would violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

      (d) by either Seller or Buyer if the ANC Asset Purchase Agreement is terminated.

      The party desiring to terminate this Agreement  pursuant to clauses (b) or
(c) shall give notice of such termination to the other parties.

      SECTION 11.2 Effect of Termination. If this Agreement is terminated as permitted by Section 11.1, such termination shall be without liability of any party (or any stockholder, director, officer, employee, agent, member, consultant or representative of such party) to the other parties to this Agreement; provided that if such termination shall result from the willful and deliberate failure of any party to fulfill a condition to the performance of the obligations of any other party, or the willful and deliberate failure to perform a covenant of this Agreement or willful and deliberate breach by any party to this Agreement of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all Losses incurred or suffered by the other parties as a result of such failure or breach. The provisions of
Section 6.1 shall survive any termination hereof pursuant to Section 11.1.


                                   ARTICLE 12

                                 MISCELLANEOUS

      SECTION 12.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

      if to Buyer, to:

      Foster Ball, L.L.C.
      c/o Saint-Gobain Corporation
      750 E. Swedesford Road
      P.O. Box 860
      Valley Forge, PA  19487-7087
      Telecopy:  (610) 341-7728

      with copies to:

      William L. Rosoff
      Davis Polk & Wardwell
      450 Lexington Avenue
      New York, New York  10017
      Telecopy: (212) 450-4800

      Thomas A. Decker
      Saint-Gobain Corporation
      750 E. Swedesford Road
      P.O. Box 860
      Valley Forge, PA  19487-7087
      Telecopy:  (610) 341-7728


      if to Seller or Ball, to:

      R. David Hoover
      Ball Corporation
      Corporate Headquarters
      345 South High Street
      P.O. Box 2407
      Muncie, Indiana  47305
      Telecopy: (317) 747-6813

      with a copy to:

      Charles W. Mulaney, Jr.
      Skadden, Arps, Slate, Meagher & Flom
      333 West Wacker Drive
      Suite 2100
      Chicago, Illinois  60606
      Telecopy:  (312) 407-0411

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is any day (a "working day") other than a Saturday, Sunday or other day on which commercial banking institutions in the place of receipt are authorized to close. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding working day in the place of receipt.

      SECTION 12.2 Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

      (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

      SECTION 12.3 Records. (a) Buyer shall retain for such period as may be prescribed by law, but, except as otherwise provided herein, in any event not less than three years from the Closing, the books and records of Seller delivered to Buyer at the Closing.

      (b) Seller shall retain for such period as may be prescribed by law, but, except as otherwise provided herein, in any event not less than three years from the Closing, the originals of all books, records and other documents of which Seller turned over to Buyer copies at the Closing and, before disposing of any such original documents, shall give Buyer reasonable written notice that it proposes to dispose of such documents; and if Buyer so elects, upon receipt of such notice, Seller will deliver such original documents to Buyer.

      SECTION 12.4 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

      SECTION 12.5 Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

      SECTION 12.6 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

      SECTION 12.7 Entire Agreement; Third Party Beneficiaries. This Agreement, together with the Ancillary Agreements and the Confidentiality Agreements, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

      SECTION 12.8 Bulk Sales Laws. Each party hereto hereby waives compliance by Seller with the provisions of the "bulk sales", "bulk transfer" or similar laws of any state. Seller and Ball agree, on a joint and several basis, to indemnify and hold Buyer harmless against any and all claims, losses, damages, liabilities (including Tax liabilities), costs and expenses incurred by Buyer or any of its Affiliates as a result of any failure to comply with any such "bulk sales", "bulk transfer" or similar laws.

      SECTION 12.9 Specific Performance. Each party acknowledges and agrees that remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of this fact, the parties agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, each party, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

      SECTION 12.10 Disputes; Submission to Jurisdiction. (a) If any dispute or controversy shall arise among the parties as to any matter arising out of or in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, the parties shall attempt in good faith to resolve such controversy by mutual agreement. If such dispute or controversy cannot be so resolved, it shall be resolved solely by adjudication in accordance with the provisions of
Section 12.10(b).

      (b) Any proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, the transactions contemplated by this Agreement or the Ancillary Agreements shall be brought only in the United States District Court for the Southern District of New York, or the courts of the State of New York, and each of the parties hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom in any such proceeding) and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding in any such court or that any such proceeding which is brought in any such court has been brought in an inconvenient forum. Subject to applicable law, process in any such proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing and subject to applicable law, each party agrees that service of process on such party as provided in Section 12.1 shall be deemed effective service of process on such party. Nothing herein shall affect the right of any party to serve legal process in any other manner permitted by law or at equity. WITH RESPECT TO ANY SUCH PROCEEDING IN ANY SUCH COURT, EACH OF THE PARTIES IRREVOCABLY WAIVES AND RELEASES TO THE OTHER ITS RIGHT TO A TRIAL BY JURY, AND AGREES THAT IT WILL NOT SEEK A TRIAL BY JURY IN ANY SUCH PROCEEDING.

      SECTION 12.11 Captions. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                          BALL GLASS CONTAINER CORPORATION

                          By: /s/  R. David Hoover
                              Name:R. David Hoover
                              Title:       Vice President



                          BALL CORPORATION

                          By: /s/  George A. Sissel
                              Name:George A. Sissel
                              Title:   President and Chief Executive
                                       Officer

                          By: /s/  R. David Hoover
                              Name:R. David Hoover
                              Title:   Senior Vice President and Chief
                                       Financial Officer


                          FOSTER BALL, L.L.C.

                          By: /s/  Claude Picot
                              Name:Claude Picot
                              Title:       Chairman

The undersigned is executing and
delivering this Agreement solely for
the purpose of agreeing to the
provisions of Sections 2.6(c) and 6.6.

SAINT-GOBAIN CORPORATION

By:     /s/  Thomas A. Decker
     Name:     Thomas A. Decker
     Title:         Executive Vice
                    President